Exhibit 2.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

dated as of June 30, 2019

among

APPLIED MATERIALS, INC.

KOKUSAI ELECTRIC CORPORATION,

and

KKR HKE INVESTMENT L.P.

i

Schedules and Exhibits

Schedule 1.01(a) Certain Indebtedness

Schedule 1.01(b) Knowledge of the Company

Schedule 1.01(c) Documents Made Available to Buyer

Schedule 1.01(d) Material Adverse Effect Exclusions

Schedule 1.01(e) Net Working Capital Ceiling and Net Working Capital Floor

Schedule 1.01(f) Leases, Subleases, Etc.

Schedule 2.03(c) Closing Deliverables

Schedule 2.04(b) Illustrative Calculation of Initial Purchase Price

Schedule 2.05(d) Illustrative Calculation of Net Working Capital

Schedule 6.01 Conduct of the Company

Schedule 8.01(a) Efforts Threshold

Schedule 10.02(e) Related Party Contracts

Exhibit A Form of Indemnity Deed

Exhibit B Amendments to Transition Services Agreements

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT (this “Agreement”) dated as of June 30, 2019, among: (i) Applied Materials, Inc., a corporation organized under the laws of the State of Delaware (“Buyer”), (ii) KOKUSAI ELECTRIC CORPORATION, a stock company (kabushiki kaisha) organized under the laws of Japan (the “Company”), and (iii) KKR HKE Investment L.P., a limited partnership organized under the laws of the Cayman Islands (“Seller”).

W  I  T  N  E  S  E  T  H  :

WHEREAS, Seller is the legal and beneficial owner of 76,800,000 Common Shares (the “Shares”).

WHEREAS, Seller desires to sell all of the Shares to Buyer, and Buyer desires to purchase all of the Shares from Seller, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01    Definitions.

(a)    As used herein, the following terms have the following meanings:

“Action” means any claim, action, suit or proceeding (including any arbitration proceeding) before or by any court or other Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that neither the Group Companies nor the HKE Group shall be considered Affiliates of Seller, and that the HKE Group shall not be considered Affiliates of the Company. For the avoidance of doubt, the Affiliates of the Company shall include the Group Companies.

“Anti-Corruption Laws” means all laws, regulations and ordinances relating to commercial and official bribery, including without limitation: (a) the U.S. Foreign Corrupt Practices Act of 1977; (b) the United Kingdom Bribery Act 2010; (c) the Unfair Competition Prevention Act of Japan (Act No. 47 of 1993); (d) the Penal Code of Japan (Act No. 45 of 1907); (e) any anti-bribery legislation promulgated by the European Union and implemented by its member states; and (f) any legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, in each case as amended from time to time.

“Anti-Social Force” means any organized crime group (bouryokudan), organized crime group member (bouryokudan-in), Person for whom five (5) years have not passed since the day on which such Person ceased to be an organized crime group member, quasi-organized crime group member (bouryokudan-jun-kouseiin), Person associated with an organized crime group (bouryokudan-kankei-kigyou), corporate extortionist (soukai-ya), social/political movement racketeer (shakaiundou-tou-hyoubou-goro), highly-sophisticated crime syndicate (tokushu-chinou-bouryoku-shuudan), Person who has a previous record of conducting illegal acts or making unreasonable demands regarding civil or administrative issues, or other Person similar to any of the foregoing.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, injunction, order, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Arbitration” means ASM IP Holding B.V. v. Hitachi Kokusai Electric, Inc. (American Arbitration Association and International Centre for Dispute Resolution, International Arbitration Procedures, Case No. 01-17-0005-1963).

“Arbitration Damages” means, without duplication: (a) all Damages of any Group Company arising out of or relating to the Arbitration; and (b) all Buyer Arbitration Fees.

“ASM” means, collectively, ASM International, N.V. and its Affiliates.

“ASM License” means that certain Patent License Agreement between ASM IP Holding B.V. and Hitachi Kokusai Electric Inc. for Batch ALD in a Vertical Furnace, effective as of November 22, 2012.

“Base Purchase Price” means US$2,200,000,000;

“Business” means the semiconductor process engineering business carried out by the Group Companies as conducted as of, and in the manner such business is proposed by the Group Companies to be conducted as of, the date hereof.

“Business Day” means a day, other than Saturday (in Tokyo, Japan or New York, New York), Sunday (in Tokyo, Japan or New York, New York) or other day on which commercial banks in Tokyo, Japan or New York, New York are authorized or required by Applicable Law to close.

“Buyer Arbitration Fees” means all reasonable costs, fees and expenses incurred by Buyer or any of Buyer’s Affiliates after the date of this Agreement and prior to the Closing arising out of or relating to the Arbitration (including the following arising out of or relating to the Arbitration: (a) costs of the arbitrators; and (b) costs, fees and expenses of Buyer’s or any of Buyer’s Affiliates’ attorney(s), accountant(s), consultant(s) and expert(s), including costs, fees and expenses for investigation and analysis by counsel for Buyer or any of Buyer’s Affiliates), but excluding any costs, fees or expenses related to investigation or analysis of the effect of any award in the arbitration, as set forth in a written notice, including supporting documentation, from Buyer to Seller at least eight (8) Business Days prior to the Closing (it being understood that if, after the date of this Agreement, no further actions are taken and no further events occur with respect to the Arbitration other than the issuance of the final award by the arbitrators and procedural matters related thereto (it being understood that an appeal shall not be considered to be a procedural matter), the Buyer Arbitration Fees shall be deemed to be zero).

“Cash and Cash Equivalents” means currency on hand, money on deposit with banks or financial institutions, certificates of deposit and similar instruments, marketable Securities and short-term investments with original maturities of three months or less, in each case: (a) solely to the extent unrestricted (i.e., not the subject of security deposits for leases, letters of credit or other restrictions that make such items not immediately liquid (or, in the case of short-term investments, not liquid within three months)), and determined in accordance with IFRS (consistently applied); and (b) excluding any of the foregoing relating to any divestiture or other action effected or taken in connection with obtaining any Buyer Required Consent or otherwise as contemplated by Section 8.01. For the avoidance of doubt, Cash and Cash Equivalents shall include checks, wires and drafts received by a Group Company but not yet cashed as of any applicable time, and be net of checks, wires and drafts issued by a Group Company but not yet cashed or deducted as of such time. Any fees, premiums, costs and expenses of, or any other amounts paid with respect to the adoption of, the Transaction Insurance Policy or the D&O Policy (with respect to the D&O Policy, to the extent such fees, premiums, costs, expenses and other amounts do not exceed $25,000), and any registration and license tax amounts imposed with respect to the increase of the Company’s stated capital in connection with the Company Repayment Capital Contribution, if any, other than the Excluded Registration Tax, in each case if paid by any Group Company on or prior to the Effective Time, shall be added back to Cash and Cash Equivalents.

“Common Shares” means the Company’s common shares.

“Company Benefit Plan” means any plan, policy, program, contract or arrangement providing compensation or benefits to any current or former director, officer or employee, or any spouse or dependent thereof, including bonus plans, employment, severance, fringe benefits, change in control, incentive, equity or equity-based compensation, or deferred compensation arrangements, in each case, contributed to, or sponsored or maintained by any Group Company, or pursuant to which any Group Company has any liability or any obligation to contribute, including any “employee benefit plan” as defined in Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended.

“Company Disclosure Schedule” means the Company Disclosure Schedule dated as of the date hereof delivered by the Company to Buyer prior to the execution and delivery of this Agreement.

“Company Options” means, with respect to the Company, the First Series of Class A Share Options and the Second Series of Class A Share Options.

“Company Related Parties” means the Affiliates of Seller and the Company, and the Company’s and such Affiliates’ respective former, current or future general or limited partners, members, stockholders or equity-holders, controlling Persons, directors, statutory auditors, officers, employees, managers, agents, advisors, attorneys, accountants and representatives, and any heir, executor, administrator, successor or assign of any of the foregoing (other than, for the avoidance of doubt, Seller and the Company).

“contract” means any written, oral or other agreement, contract, arrangement, understanding or other legally binding commitment or undertaking of any nature.

“control” means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership, or power over the voting, of a majority of the outstanding voting Securities or power to designate or appoint a majority of the board of directors or similar governing body, and the terms “controlling” and “controlled” have correlative meanings.

“CP Satisfaction Date” means the date on which each of the conditions set forth in Article 10 (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) have been satisfied or waived in accordance with this Agreement.

“Credit Facilities” means, together, the Senior Loan Facility and the Mezzanine Loan Facility.

“Damages” means all damages, losses, royalty obligations or other payment obligations, liabilities, penalties, fines, assessments, Taxes, judgments, awards, costs, fees and expenses of any nature (including court and arbitration-related costs and attorneys’, accountants’, consultants’ and experts’ fees, costs and expenses).

“Data Room Information” means all of the information made available in the virtual data room for “Project Leap” operated by Intralinks.

“Effective Time” means: (a) if the Closing Date is the last day of a calendar month in Tokyo, Japan, “Effective Time” means 11:59 p.m. in the jurisdiction of the applicable Group Company on such day; and (b) if the Closing Date is not the last day of a calendar month in Tokyo, Japan, “Effective Time” means 11:59 p.m. in the jurisdiction of the applicable Group Company on the last day of the calendar month immediately preceding the Closing Date.

“Facility Liens” means the Liens securing the indebtedness under the Credit Facilities.

“Final Purchase Price” means an amount calculated pursuant to the definition of the Initial Purchase Price set forth in Section 2.04(b), but using the Actual Closing Net Debt, the Actual Closing Net Working Capital and the Actual Seller Transaction Expenses (in each case as reflected in the Final Closing Statement) in place of the Estimated Closing Net Debt, Estimated Closing Net Working Capital and Estimated Seller Transaction Expenses, respectively, in each case as determined in accordance with Section 2.05 and using the same exchange rate used for the purposes of calculating the Initial Purchase Price.

“Governmental Authority” means any transnational or supranational, domestic or foreign federal, state, provincial or local governmental, regulatory, judicial or administrative authority (including for the avoidance of doubt, the European Union), department, court, arbitral body (whether private, public or otherwise) or stock exchange, including any department, commission, board, agency, bureau, subdivision or instrumentality thereof.

“Group Companies” means the Company and the Subsidiaries, collectively, but excluding the HKE Group, and “Group Company” means any one of them.

“Hitachi” means Hitachi, Ltd., a stock company (kabushiki kaisha) organized under the laws of Japan.

“Hitachi Kokusai” means Hitachi Kokusai Electric Inc., a stock company (kabushiki kaisha) organized under the laws of Japan.

“Hitachi Kokusai Exit” means, together, the Hitachi Kokusai Share Transfer and the Preferred Repurchase.

“Hitachi Preferred Shares” means 150,000,000 Preferred Shares owned by Hitachi.

“HKE Group” means Hitachi Kokusai and any entity of which a majority of the outstanding equity securities or other ownership interests representing a majority of the outstanding equity interests or otherwise having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by Hitachi Kokusai.

“HVJ Holdings” means HVJ Holdings Inc., a stock company (kabushiki kaisha) organized under the laws of Japan.

“IFRS” means the International Financial Reporting Standards established by the Internal Accounting Standards Board, applied in accordance with historical accounting policies and procedures of Hitachi Kokusai for its consolidated financial statements, except for new pronouncements which would have been adopted by Hitachi Kokusai for its consolidated financial information, if its shares were continuously listed on the Tokyo Stock Exchange, for a fiscal period commenced on or after April 1, 2018.

“Indebtedness” means, with respect to the Group Companies, without duplication, the sum of (a) the aggregate amount of any Arbitration Damages and Settlement Amount which have (or should have) been accrued under IFRS or are otherwise due (as a result of a judgment, award, settlement or other reason), but have not been paid prior to the Effective Time; (b) all obligations of any Group Company which are outstanding: (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments (other than trade payables incurred in the ordinary course of business), (iii) evidenced by letters of credit, bankers’ acceptances or similar facilities, (iv) under leases which are required to be capitalized in accordance with IFRS, (v) for projected defined benefit pension obligations in excess of defined benefit plan assets (taishoku kyufu ni kakaru fusai) multiplied by (1 – effective tax rate of 34.59%), (vi) for obligations (including guarantees of obligations) of third parties (other than another Group Company) of the type referred to in clauses “(i)” through “(iv)”, (vii) the Excluded Registration Tax, and (viii) payable in connection with the hedging transactions described in Schedule 6.01 other than the settlement of any such hedging transaction itself, (c) an amount (which amount, for the avoidance of doubt, may be positive or negative) equal to (i) the income Taxes of the Group Companies payable or otherwise accrued or incurred for, or relating to, all periods prior to the Effective Time (which, for the avoidance of doubt, shall not include any withholding Tax in connection with the Preferred Repurchase), minus (ii) any income Taxes paid (including estimated income Tax payments and prepaid income Taxes) for such periods prior to the Effective Time and for all periods on or after the Effective Time and any income Tax refunds in process as of the Effective Time, and (d) the other items set forth on Schedule 1.01(a).

“Knowledge of the Company” means the actual knowledge of the Persons listed on Schedule 1.01(b).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, option, first refusal right, charge, security interest or encumbrance, or any other adverse right, interest, charge or claim in respect of such property or asset.

“made available to Buyer” means (a) any documents or other information included in the Data Room Information five (5) Business Days prior to the date hereof or in the web-based shared folders of Nishimura & Asahi at least three (3) Business Days prior to the date hereof and (b) the documents listed in Schedule 1.01(c).

“Material Adverse Effect” means any change, event, circumstance, development or effect (an “Effect”) that, individually or in the aggregate with all other such Effects, has or would reasonably be expected to have a material adverse effect on (x) the Business or the results of operations or financial condition of the Group Companies, taken as a whole, when viewed on a long term and not a short term basis, or (y) the ability of Seller or the Company to consummate the transactions contemplated by this Agreement; provided that none of the following shall be deemed to constitute a Material Adverse Effect pursuant to clause “(x)” or be taken into account in determining whether a Material Adverse Effect has occurred pursuant to clause “(x)”: any Effect after the date hereof to the extent resulting from or arising out of (a) a change which generally affects the industry in which the Business operates, (b) a change in Applicable Law (or interpretation thereof) or accounting requirements, standards or principles, (c) any act of war, political or social conditions, outbreak, continuation or escalation of hostilities, act of terrorism, sabotage, natural or man-made disaster or other force majeure event, (d) changes in economic, financial, banking, currency or capital markets conditions, including interest rates and exchange rates, or any other national, international or regional calamity, (e) (i) the taking or omission of any action required under this Agreement or any other Transaction Document, or (ii) the announcement, pendency or performance of this Agreement or any other Transaction Document or the identity of, or any facts or circumstances relating to, or any actions taken or failed to be taken by, Buyer or any of its Affiliates (including any termination of, reduction in or other negative impact on relationships, contractual or otherwise, with any customers, partners, suppliers, distributors, employees of, or other third parties engaged in any business with, any Group Company or with Governmental Authorities to the extent so resulting from or arising out of any of the foregoing), (f) actions taken (or omitted to be taken) at the request of or with the consent of Buyer or any of its Affiliates, (g) any communication by Buyer or any of its Affiliates regarding the plans or intentions of Buyer or its Affiliates with respect to the conduct of the business of the Group Companies or the Business following the Closing, (h) any failure by the Company to meet any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (it being understood, however, that any fact or circumstance causing or contributing to any such failure may be taken into account in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by the definition thereof), (i) any action required to be taken under any Applicable Law (including any antitrust law) or required to obtain any Buyer Required Consents or (j) any matter disclosed in Schedule 1.01(d); except, in the case of each of clauses “(a)” through “(d)”, to the extent any such Effect has a disproportionate adverse effect on the Business or the Group Companies, taken as a whole, relative to other similarly situated companies in the industries in which the Business and the Group Companies operate (in which case such incremental disproportionate impact may be taken into account in determining whether there has been a Material Adverse Effect).

“Material Contract” means (a) any contract with any sole source supplier or which by its terms calls for or otherwise requires aggregate payments or receipts by any Group Company under such contract of more than JPY 300,000,000 over the remaining term of such contract, (b) any indenture, credit agreement, loan agreement, security agreement, guarantee, bond or similar contract pursuant to which any liability of the Group Companies, in each case in excess of JPY 300,000,000, is outstanding or may be incurred, (c) any contract, in the case of clauses “(x)” and “(z)”, or any contract other than contracts relating to immaterial ordinary course transactions with Hitachi Kokusai, in the case of clause “(y),” between a Group Company or by which a Group Company is bound, on the one hand, and any of the following Persons, on the other hand, including any contract pursuant to which a Group Company is obligated to provide indemnity to any Person described in clauses “(x)” through “(z)”: (x) any director, statutory auditor, officer or Affiliate of the Company, (y) any member of the HKE Group or (z) Seller or any Affiliate of Seller, on the other hand (the contracts described in clauses “(y)” and “(z)” being the “Related Party Contracts”), (d) any contract imposing any restriction on the right or ability of any Group Company to compete in any line of business in any geographic area with any other Person, (e) any contract containing any “most favored nation” or “most favored customer” or similar provision in favor of the other party, (f) any contract disclosed, or required to be disclosed, on Section 4.16(2) of the Company Disclosure Schedule, and (g) any contract the breach of which would (or would reasonably be expected to) result in liability to the Group Companies, taken as a whole, of more than JPY 300,000,000 or any other material adverse impact to any Group Company; provided, however, that purchase orders for the purchase of inventory and/or equipment in the ordinary course of business shall be excluded from the definition of “Material Contract” for purposes of the third and fourth sentences of Section 4.13.

“Materials of Environmental Concern” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is regulated by Applicable Law on the basis that it is a danger to health, reproduction or the environment.

“Mezzanine Loan Facility” means that certain Mezzanine Facility Agreement dated as of December 11, 2017, executed among (a) the Company as the borrower, (b) KKR Capital Markets Japan Limited as the coordinator and (c) Development Bank of Japan Inc., as the original mezzanine lender, as the same may be amended, restated, supplemented or otherwise modified from time to time (including the restatement pursuant to the Amendment to the Mezzanine Facility Agreement dated as of March 28, 2018).

“Net Debt” means, as at a specified date and without duplication, the combined Indebtedness of the Group Companies minus the combined Cash and Cash Equivalents of the Group Companies. For the avoidance of doubt, (a) all accrued but unpaid interest, penalties or other amounts payable with respect to Indebtedness of the Group Companies (other than all accrued but unpaid interest, penalties or other amounts payable with respect to the Credit Facilities, which shall be taken into account in the Company Repayment Amount) shall be treated as Indebtedness for purposes of calculating Net Debt and (b) Net Debt shall not include (i) any liability included in the computation of Net Working Capital, (ii) any intercompany Indebtedness among Group Companies, (iii) any amount included in Seller Transaction Expenses or (iv) indebtedness under the Credit Facilities or any other amount included in the Company Repayment Amount, except to the extent set forth in the last sentence of Section 2.03(b).

“Net Working Capital” means, as at a specified date and without duplication, the excess of (a) current assets of the Group Companies over (b) current liabilities of the Group Companies. For the avoidance of doubt, Net Working Capital shall not include (u) any amount taken into account in determining Cash and Cash Equivalents, Indebtedness or Seller Transaction Expenses, (v) indebtedness under the Credit Facilities or any other amount included in the Company Repayment Amount, (w) any Buyer Arbitration Fees, (x) any fees, premiums, costs and expenses of, or any other amounts payable with respect to the adoption of the Transaction Insurance Policy or the D&O Policy, (y) any registration and license tax amounts imposed with respect to the increase of the Company’s stated capital in connection with the Company Repayment Capital Contribution, if any, other than the Excluded Registration Tax or (z) any current assets of the Group Companies relating to any divestiture or other action effected or taken in connection with obtaining any Buyer Required Consent or otherwise as contemplated by Section 8.01.

“Net Working Capital Ceiling” means the amount set forth on Schedule 1.01(e).

“Net Working Capital Floor” means the amount set forth on Schedule 1.01(e).

“Non-Disclosure Agreement” means the non-disclosure agreement, dated as of May 25, 2018, between Buyer and the Company, as amended or supplemented from time to time.

“Permitted Liens” means (a) Liens for Taxes, assessments and other governmental charges or claims not yet due or payable or, if due, not delinquent or being contested in good faith by the appropriate proceedings or for which adequate accruals or reserves have been established in the Company Financial Information in accordance with IFRS, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens, (c) Liens or title retention arrangements arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business or arising from the unpaid purchase price of personal property acquired in the ordinary course of business, (d) easements, licenses, covenants, rights-of-way and other similar restrictions or minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the Business, taken as a whole, (e) leases or subleases granted to third parties not interfering in any material respect with the Business, taken as a whole, in each case to the extent disclosed in Schedule 1.01(f), (f) licenses, sublicenses, covenants not to sue, releases, or other grants of rights in or to Intellectual Property to end-customers, in each case which are non-exclusive and are entered into in the ordinary course of business consistent with past practice, and (g) other Liens which would not reasonably be expected to interfere in any material respect with the Business or result in any payment to third parties in excess of JPY 30,000,000 in the aggregate.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Property Leases” means all leases of tangible personal property by any Group Company involving annual payments in excess of JPY 300,000,000.

“Preferred Shares” means the Company’s class A preferred shares as set forth in Articles 11-17 of the articles of incorporation of the Company.

“Qualified Representations” means the representations and warranties set forth in Section 3.01, clause “(a)” of Section 3.04, Section 3.06 and Section 4.02.

“release” means, with respect to Section 4.10, any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

“Securities” means, with respect to any entity, capital stock or other equity securities of such entity, securities convertible into or exercisable or exchangeable for shares of capital stock or other equity securities of such entity, or options or other rights or agreements to acquire any capital stock, equity securities or securities convertible into or exercisable or exchangeable for capital stock or equity securities of such entity.

“Seller Transaction Expenses” means (a) the aggregate amount of all fees, costs and expenses of, and any other amounts payable by any Group Company to, or for which any Group Company may become liable with respect to, (i) financial, accounting, legal and other advisors, consultants and technical specialists of Seller, any Group Company or any of Seller’s Affiliates, and (ii) any other Person who is otherwise entitled to any compensation or payment from any Group Company, in each case of clauses “(a)(i)” and “(a)(ii),” in connection with this Agreement and the transactions contemplated hereby, (b) any amounts payable by any Group Company to any Person in respect of: (i) stock options, phantom stock, profit participation or similar rights or any shares acquired upon the exercise thereof (including the amounts payable to the holders of the Company Options as the consideration for the Company Option Repurchase); or (ii) retention bonuses or similar compensation, (c) any social security, Medicare, unemployment or other employment, withholding or payroll Tax or similar amounts owed by or imposed on any Group Company, or for which any Group Company may otherwise be liable, in connection with the amounts described in clause “(a)” or “(b)”, and (d) the aggregate amount of Termination Fees, in each case of clauses “(a)” through “(c)”, which (x) are payable but unpaid by any Group Company as of the Effective Time in connection with this Agreement and the transactions contemplated hereby and (y) will result in future payments by any Group Company after the Effective Time, but in all cases excluding any items included in the Net Working Capital or Net Debt. For the avoidance of doubt, Seller Transaction Expenses shall not include (A) any Buyer Arbitration Fees, (B) any fees, premiums, costs and expenses of, or any other amounts payable by any Group Company to, or for which any Group Company may become liable with respect to the adoption of the Transaction Insurance Policy or the D&O Policy, or (C) any registration and license tax amounts imposed with respect to the increase of the Company’s stated capital in connection with the Company Repayment Capital Contribution, if any, other than the Excluded Registration Tax.

“Senior Loan Facility” means that certain Senior Facility Agreement dated as of December 11, 2017, executed among (a) the Company as the borrower, (b) Sumitomo Mitsui Banking Corporation, MUFG Bank, Ltd. (formerly known as The Bank of Tokyo-Mitsubishi UFJ, Ltd.), Mizuho Bank, Ltd. and Sumitomo Mitsui Trust Bank, Limited as the senior arrangers, (c) Sumitomo Mitsui Banking Corporation as the senior facility agent, (d) Sumitomo Mitsui Banking Corporation as the senior security agent, (e) KKR Capital Markets Japan Limited as the coordinator and (f) Sumitomo Mitsui Banking Corporation, MUFG Bank, Ltd., Mizuho Bank, Ltd. and Sumitomo Mitsui Trust Bank, Limited as the original senior lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time (including the restatement pursuant to the First Amendment to the Senior Facility Agreement dated as of December 13, 2017 and the Second Amendment to the Senior Facility Agreement dated as of March 27, 2018).

“settle” (and related terms) means any settlement, compromise or other similar resolution of any Action.

“Settlement and License Agreements” shall mean that certain Settlement and Release Agreement, dated as of June 30, 2019, by and among ASM International, N.V., ASM IP Holding B.V., ASM America, Inc., ASM Japan KK, Kokusai Semiconductor Equipment Corporation, Hitachi Kokusai and the Company and that certain License Agreement, dated as of June 30, 2019, by and among ASM International N.V., ASM IP Holding B.V., ASM Korea Ltd., ASM America, Inc., Kokusai Semiconductor Equipment Corporation and the Company (the “License Agreement”).

“Settlement Amount” shall mean all amounts payable by any Group Company to or for the benefit of ASM under or pursuant to the License Agreement.

“Specified Circumstance” shall be deemed to exist if: (a) the condition set forth in Section 10.01(b) is not satisfied and has not been waived; (b) as a result of a challenge by a Governmental Authority under any applicable antitrust, competition, foreign investment or similar law, any of the conditions set forth in Section 10.01(a) is not satisfied and has not been waived; or (c) the CP Satisfaction Date has occurred and the conditions set forth in Article 10 have continued to be satisfied or waived since the CP Satisfaction Date (other than conditions that by their terms are to be satisfied at the Closing) but the Closing has not occurred pursuant to the timeframes set forth in Section 2.03(a).

“Specified Exchange Rate” means, for the exchange of any applicable currency into US$, the average of the “Bid” and “Ask” Tokyo Fix rates published by WM/Reuters on the date on which the Pre-Closing Statement is provided to Buyer pursuant to Section 2.04(a); provided, that if the Tokyo Fix does not include rates for any applicable currency, then the average of the “Bid” and “Ask” rates published by WM/Reuters at 4:00 p.m. (London Time) on the Business

Day immediately preceding the date on which the Pre-Closing Statement is so provided shall be used.

“Specified Representations” means the representations and warranties set forth in Section 3.02, Section 3.03, Section 3.05, Section 4.06 and clause “(b)” of the second sentence of Section 4.07.

“Subsidiary” means any entity of which a majority of the outstanding equity securities or other ownership interests representing a majority of the outstanding equity interests or otherwise having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by the Company, together with any branches of such entities.

“Tax” means any tax, fee or other assessment or charge in the nature of a tax (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (a “Taxing Authority”).

“Tax Return” means all returns, claims for refund, amended returns, declarations, reports, estimates, information returns and statements (including any related or supporting information) required to be filed with any Taxing Authority in respect of any Taxes.

“Termination Fees” means, without duplication, the aggregate fees and expenses payable but unpaid by any Group Company to: (a) Kohlberg Kravis Roberts & Co. L.P. pursuant to the agreement set forth on Schedule 6.01(h); or (b) Seller or any of Seller’s Affiliates (other than any Group Company or, with respect to fees and expenses incurred under the Transition Services Agreements or otherwise incurred in the ordinary course of business, the HKE Group) in connection with the transactions contemplated by this Agreement.

“Transaction Insurance Policy” means Buyer’s buyer-side representations and warranties insurance policy issued by AIG Specialty Insurance Company on the date hereof (Policy Number: 25808689) with Buyer as the named insured and AIG Specialty Insurance Company as the insurer.

“Transaction Documents” means this Agreement, the Indemnity Deeds and the amendments to the Transition Services Agreements contemplated by Section 10.02(f).

“Transition Services Agreements” means, collectively, (a) that certain Transition Service Agreement concerning Thin-Film Process Solutions Business, dated October 11, 2017, by and among Hitachi and Hitachi Kokusai and (b) that certain Transition Service Agreement in connection with the corporate split of the Video and Communication Solutions Business and Thin Film Process Solutions Business, dated February 7, 2018, by and between Hitachi Kokusai and the Company.

(b)    The following terms shall have the meanings defined for such terms in the Sections set forth below:

Defined Term	Location of Definition

Actual Closing Net Debt	Section 2.05(a)
Actual Closing Net Working Capital	Section 2.05(a)
Actual Seller Transaction Expenses	Section 2.05(a)
Agreement	Preamble
Anti-Money Laundering Laws	Section 5.09(a)
Auditor	Section 2.05(b)
Business Financial Information	Section 4.08
Buyer	Preamble
Buyer Required Consents	Section 5.03
Closing	Section 2.03(a)
Closing Date	Section 2.03(a)
Closing Purchase Price Adjustment	Section 2.04(b)
Company	Preamble
Company Employee	Section 7.04(a)
Company Financial Information	Section 4.08
Company Intellectual Property	Section 4.16
Company Management	Section 4.12
Company Option Repurchase	Section 6.06
Company Repayment Amount	Section 2.03(b)(i)
Company Repayment Capital Contribution	Section 2.03(c)(i)
Confidential Information	Section 13.01
Continuation Period	Section 7.04(a)
D&O Policy	Section 7.03(b)
e-mail	Section 14.01
Estimated Closing Net Debt	Section 2.04(a)
Estimated Closing Net Working Capital	Section 2.04(a)
Estimated Seller Transaction Expenses	Section 2.03(a)
Excluded Registration Tax	Section 2.03(c)(i)
Exempt Remedies	Section 8.01(a)
Facility Lien Release Letters	Section 6.05
Final Closing Statement	Section 2.05(b)
Financial Information	Section 4.08
Fiscal Year Change	Section 6.04
Hitachi Kokusai Acquiror	Section 6.04
Hitachi Kokusai Share Transfer	Section 6.04
Indemnified Party/Parties	Section 7.03(a)
Indemnity Deed	Schedule 2.03(c)
Infringing	Section 4.16
Initial Closing Statement	Section 2.05(a)
Initial Purchase Price	Section 2.04(b)
Intellectual Property	Section 4.16
Liabilities	Section 5.11(d)
Major Customers	Section 4.09(a)(iii)
Management	Section 5.09(c)
Material Leases	Section 4.10(b)(i)
Objection	Section 2.05(b)

OFAC	Section 5.09(b)
Outside Date	Section 12.01(b)
permits	Section 4.12
Post-Closing Purchase Price Adjustment	Section 2.05(c)
Pre-Closing Statement	Section 2.04(a)
Preferred Repurchase	Section 6.04
Real Property in Japan	Section 4.10(c)
Sanctions	Section 5.09(b)
Seller	Preamble
Seller Directors	Section 6.03
Seller Statutory Auditors	Section 6.03
Shares	Recital
Target Net Working Capital	Section 2.04(b)(ii)
U.S. Person(s)	Section 5.09(b)

Section 1.02    Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law” or “laws” shall be deemed also to include any and all Applicable Law. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to “yen” or “JPY” shall refer to Japanese yen, and references to “US$” shall refer to United States dollars. References to “days” shall be to calendar days unless otherwise indicated. When calculating the period of time before which, within which or following which, any act or step is to be done or taken, or condition met or satisfied, under this Agreement, then the date that is the reference date in calculating such period shall be excluded and all dates shall be referenced to dates in Japan unless otherwise stated herein; if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

ARTICLE 2

PURCHASE AND SALE

Section 2.01    Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Shares.

Section 2.02    Purchase Price. The aggregate consideration to be paid by Buyer to Seller shall be an amount in cash in US$ equal to the Final Purchase Price. Subject to the penultimate sentence of Section 2.04, the Final Purchase Price and any consideration otherwise paid or deliverable to Seller in connection with the transactions contemplated by this Agreement will be paid in full by Buyer to Seller free and clear of any deductions or withholding incurred in connection with the transactions contemplated under this Agreement.

Section 2.03    Closing.

(a)    The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place no later than 10:00 a.m. Japan time on: (i) the last day of the month in which the CP Satisfaction Date occurs if such day is a Business Day; or (ii) the first Business Day immediately following the last day of the month in which the CP Satisfaction Date occurs if the last day of the month in which the CP Satisfaction Date occurs is not a Business Day (subject, in the case of clauses “(i)” and “(ii)” of this clause “(a),” to the continuing satisfaction or waiver of the conditions set forth in Article 10 on such Business Day); provided that, if, following the CP Satisfaction Date, less than eight (8) Business Days remain within the then current month, the Closing shall not take place as described above but rather shall take place on: (i) the last day of the month immediately following the month in which the CP Satisfaction Date occurs if such day is a Business Day; or (ii) the first Business Day immediately following the last day of the month referred to in the preceding clause “(i)” if such last day is not a Business Day (subject, in the case of clauses “(i)” and “(ii)” of this clause “(b),” to the continuing satisfaction or waiver of the conditions set forth in Article 10 on such Business Day), or at such other time or place as Buyer and Seller may agree. Notwithstanding the foregoing, if the day immediately preceding the Business Day on which the Closing is scheduled to occur is not also a Business Day, the Closing shall take place on the very next Business Day on which there is a Business Day immediately preceding it (subject to the continuing satisfaction or waiver of the conditions set forth in Article 10 on such Business Day). The date on which the Closing actually occurs is referred to as the “Closing Date.” For the avoidance of doubt: (A) if the Effective Time is prior to the Closing, then between the Effective Time and the Closing, Section 6.01 shall continue to apply and, in addition, the Company shall ensure that the Group Companies do not take any actions to artificially impact the Net Working Capital, Net Debt or Seller Transaction Expenses; and (B) if the Effective Time is after the Closing, then between the Closing and the Effective Time, Buyer shall ensure that the Group Companies are operated in the ordinary course of business consistent with past practice and do not take any actions to artificially impact the Net Working Capital, Net Debt or Seller Transaction Expenses (it being understood that, notwithstanding anything to the contrary contained in this Agreement, Seller agrees to be liable for damages caused by a breach of clause “(A)” of this sentence and Buyer agrees to be liable for damages caused by a breach of clause “(B)” of this sentence, in each case as long as such breach is notified in writing by the non-breaching party to the breaching party within one hundred (100) days after the Closing (but in no event after the delivery to Seller of the Initial Closing Statement) where Buyer is claiming a breach or within sixty (60) days after the delivery of the Initial Closing Statement where Seller is claiming a breach).

(b)    Seller shall deliver to Buyer at least six (6) Business Days prior to the Closing, a notice setting forth the estimated amount in JPY (and the US$ equivalent of such amount (as determined by Seller)) required for the Company or any other Group Company to discharge in full all indebtedness of the Company and any other Group Company outstanding under the Credit Facilities as of the Closing and to repurchase the Hitachi Preferred Shares as of the Closing (collectively, the “Company Repayment Amount”). If the actual amount in JPY required for the Company or any other Group Company to discharge in full all such obligations is different than the Company Repayment Amount, such difference shall be accounted for in the determination of Net Debt.

(c)    At the Closing:

(i)    Buyer shall pay to the Company the Company Repayment Amount in US$ (as set forth in the notice provided to Buyer pursuant to Section 2.03(b)) by wire transfer of immediately available funds to the bank account designated in writing by or on behalf of the Company at least seven (7) Business Days prior to the Closing in exchange for, at Buyer’s discretion, newly issued Common Shares (such issuance, if any, made at the discretion of Buyer with respect to all or a portion of the Company Repayment Amount, the “Company Repayment Capital Contribution”), loan or note payable by the Company, in each case issued at fair market value; provided, however, that if Seller determines that there will not be sufficient distributable profits to consummate the Preferred Repurchase on the Closing Date under Applicable Law, Buyer shall in any event receive newly issued Common Shares issued at fair market value with respect to that portion of the Company Repayment Amount required for the Company to repurchase the Hitachi Preferred Shares on the Closing Date, in which case any registration and license tax imposed in connection with such newly issued Common Shares shall be borne by Seller (the “Excluded Registration Tax”);

(ii)    Buyer shall pay to Seller an amount equal to the Initial Purchase Price (as defined in Section 2.04(b)) in US$ by wire transfer of immediately available funds to the bank account designated in writing by or on behalf of Seller at least seven (7) Business Days prior to the Closing;

(iii)    upon confirmation that the holders of the Facility Liens over the Shares have agreed to release such Facility Liens, Seller shall deliver to Buyer the share certificates representing the Shares and a written request addressed to the Company for the entry of change of shareholder’s name (meigi kakikae) regarding the Shares affixed with the signature of Seller; and

(iv)    Buyer, Seller and the Company shall deliver their respective deliverables set forth on Schedule 2.03(c) hereto.

(d)    The Company shall, upon consummation of the Closing, record Buyer as the legal and beneficial owner of the Shares in the shareholders’ register of the Company and deliver to Buyer a copy thereof evidencing such recordation.

Section 2.04    Closing Purchase Price Adjustment.

(a)    Not more than eight (8) Business Days (but at least five (5) Business Days) prior to the Closing Date, Seller shall prepare, or cause to be prepared, and deliver to Buyer a statement (the “Pre-Closing Statement”), which shall (subject to Section 2.05) be binding on the parties, setting forth Seller’s good faith itemized estimates (including itemized estimates of any components) of (i) Net Debt as of the Effective Time (the “Estimated Closing Net Debt”), (ii) Net Working Capital as of the Effective Time (the “Estimated Closing Net Working Capital”) and (iii) the aggregate amount of Seller Transaction Expenses as of the Effective Time (the “Estimated Seller Transaction Expenses”), in each case, (x) with all such adjustments that are based on any currency other than US$ converted into US$ using the Specified Exchange Rate and (y) determined (if applicable) on a pro forma basis as if the parties had not consummated the transactions contemplated by this Agreement (other than as set forth in Section 2.03(b)).

(b)    The “Initial Purchase Price” shall be an amount equal to the Base Purchase Price adjusted as follows, with all such adjustments that are based on any currency other than US$ to be converted into US$ using the Specified Exchange Rate (but for the avoidance of doubt, the Specified Exchange Rate shall not apply to the Company Repayment Amount, which instead shall be based on the notice provided to Buyer pursuant to Section 2.03(b)):

(i)    (x) if the Estimated Closing Net Debt is a positive number, then the Estimated Closing Net Debt shall be deducted from the Base Purchase Price and (y) if the Estimated Closing Net Debt is a negative number, then the absolute value of the Estimated Closing Net Debt shall be added to the Base Purchase Price;

(ii)    (x) if the Estimated Closing Net Working Capital is greater than the Net Working Capital Ceiling, then an amount equal to the excess of the Estimated Closing Net Working Capital over the Net Working Capital Ceiling shall be added to the Base Purchase Price, and (y) if the Estimated Closing Net Working Capital is less than the Net Working Capital Floor, then an amount equal to the excess of the Net Working Capital Floor over the Estimated Closing Net Working Capital shall be deducted from the Base Purchase Price;

(iii)    the Estimated Seller Transaction Expenses shall be deducted from the Base Purchase Price; and

(iv)    the Company Repayment Amount to be paid by Buyer to the Company shall be deducted from the Base Purchase Price.

An illustrative calculation of the Initial Purchase Price is attached hereto as Schedule 2.04(b). Any adjustment to the Base Purchase Price pursuant to this Section 2.04(b) shall be referred to herein as the “Closing Purchase Price Adjustment.” Buyer shall not make any withholding or similar deduction from any amounts payable pursuant to this Agreement, unless there is a change in Applicable Law prior to the Closing Date that requires such withholding. In the event of such a change in Applicable Law, then, notwithstanding anything to the contrary set forth in this Agreement, Buyer shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement all amounts required to be deducted and withheld therefrom or in connection therewith under any provision of such Applicable Law. To the extent amounts permitted to be withheld under the preceding sentence are so withheld and timely paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made.

Section 2.05    Post-Closing Purchase Price Adjustment.

(a)    Within one hundred (100) days following the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to Seller a statement (the “Initial Closing Statement”) which shall include an itemized calculation (including of any components) of the following items: (x) the actual amount of Net Debt (the “Actual Closing Net Debt”), (y) the actual amount of the Net Working Capital (the “Actual Closing Net Working Capital”), and (z) the actual aggregate amount of Seller Transaction Expenses (the “Actual Seller Transaction Expenses”), in each case, (x) as of the Effective Time, (y) with all such adjustments that are based on any currency other than US$ converted into US$ using the Specified Exchange Rate and (z) determined on a pro forma basis as if the parties had not consummated the transactions contemplated by this Agreement (other than as set forth in Section 2.03(b)). Buyer shall cause the Group Companies to make available to Seller and its representatives and advisors the books, records, auditors’ working papers and employees of the Group Companies and all other items requested by such Person, in each case, to the extent reasonably necessary in connection with Seller’s review of the Initial Closing Statement and the determination of the Final Closing Statement (as defined below).

(b)    Seller and its accountants shall have sixty (60) days after the delivery of the Initial Closing Statement to review the Initial Closing Statement. If Seller determines that any of the Actual Closing Net Debt, Actual Closing Net Working Capital or Actual Seller Transaction Expenses has not been determined in accordance with the terms of this Agreement, Seller shall inform Buyer in writing (an “Objection”), setting forth a description of the basis of the Objection and the proposed adjustments to the amounts (including itemized calculations thereof) of the Actual Closing Net Debt, Actual Closing Net Working Capital or Actual Seller Transaction Expenses, as applicable, which Objection must be delivered to Buyer on or before the last day of such sixty (60) day period. Buyer shall then have ten (10)

Business Days to review and respond in writing to the Objection. Buyer and Seller shall attempt in good faith to reach an agreement with respect to any matters in dispute. If Buyer and Seller are unable to resolve all of their disagreements with respect to the determination of the foregoing items within ten (10) Business Days following the delivery of Buyer’s written response to the Objection, they shall refer their remaining differences to PricewaterhouseCoopers LLP (or an Affiliate of PricewaterhouseCoopers LLP), or such other independent public accounting firm as mutually agreed to by Buyer and Seller (the “Auditor”), which shall, acting as expert and not as arbitrator, determine in accordance with this Agreement, and only with respect to the remaining differences so submitted, whether and to what extent (if any) the Actual Closing Net Debt, the Actual Closing Net Working Capital or the Actual Seller Transaction Expenses, as applicable, requires adjustment. For the avoidance of doubt, the Auditor may not determine that the Actual Closing Net Debt is a lesser amount of Net Debt than the Estimated Closing Net Debt or a greater amount of Net Debt than the Actual Closing Net Debt proposed by Buyer in the Initial Closing Statement, or that the Actual Closing Net Working Capital is a greater amount of Net Working Capital than the Estimated Closing Net Working Capital or a lesser amount of Net Working Capital than the Actual Closing Net Working Capital proposed by Buyer in the Initial Closing Statement, or that the Actual Seller Transaction Expenses are a lesser amount of Seller Transaction Expenses than the Estimated Seller Transaction Expenses or a greater amount of Seller Transaction Expenses than the Actual Seller Transaction Expenses proposed by Buyer in the Initial Closing Statement. Buyer and Seller shall direct the Auditor to use its best efforts to render its written determination as soon as practicable, but in any event within thirty (30) days after such submission. The Auditor’s determination of the Actual Closing Net Debt, the Actual Closing Net Working Capital and/or the Actual Seller Transaction Expenses, as applicable, shall be based solely on written materials submitted by Buyer and Seller (i.e., not on independent review) and on the definitions set forth in this Agreement. The Auditor’s determination shall be conclusive and binding upon Buyer and Seller and shall not be subject to appeal or further review (other than with respect to errors in arithmetic calculations). The parties shall make readily available to the Auditor all relevant books, records, employees, properties and any work papers (including those of the parties’ respective accountants) relating to the Initial Closing Statement, the parties’ review thereof, and all other items and information reasonably requested by the Auditor. The “Final Closing Statement” shall be deemed to be (i) if no Objection is delivered by Seller during the sixty (60) day period specified above or if Seller notifies Buyer of its agreement with the Initial Closing Statement prior to the expiration of the sixty (60) day period specified above, the Initial Closing Statement, or (ii) if any Objection is delivered by Seller during the sixty (60) day period specified above, the Initial Closing Statement as adjusted by either (A) the written agreement of the parties or (B) the written determination of the Auditor. Any costs and expenses incurred by Seller, the Company or Buyer in connection with the Initial Closing Statement, the Final Closing Statement, any Objection and otherwise in connection with determining the Actual Closing Net Debt, the Actual Closing Net Working Capital and/or the Actual Seller Transaction Expenses shall be borne by the parties incurring such costs and expenses; provided that the fees and disbursements of the Auditor shall be paid one-half by Buyer and one-half by Seller.

(c)    If the Final Purchase Price (i) is less than the Initial Purchase Price, then within three (3) Business Days of the completion of the Final Closing Statement, Seller shall make a payment to Buyer, by wire transfer of immediately available funds to a bank account designated in writing by Buyer, in an amount equal to (A) the Initial Purchase Price minus (B) the Final Purchase Price, or (ii) is greater than the Initial Purchase Price, then within three (3) Business Days of the completion of the Final Closing Statement, Buyer shall make a payment to Seller, by wire transfer of immediately available funds to the bank account designated in writing by Seller, in an amount equal to (A) the Final Purchase Price minus (B) the Initial Purchase Price. The aggregate amount of payment to be made by Buyer or Seller (as applicable) pursuant this Section 2.05(c) shall be referred to herein as the “Post-Closing Purchase Price Adjustment.”

(d)    Any calculation of Net Debt, Net Working Capital or Seller Transaction Expenses to be made pursuant to Section 2.04 or this Section 2.05 shall be calculated (i) with respect to Net Debt and Seller Transaction Expenses, in accordance with IFRS and (ii) with respect to Net Working Capital, in accordance with the accounting policies, practices, estimation techniques, classifications and methodologies utilized in the illustrative calculation of Net Working Capital provided in Schedule 2.05(d) and consistently applied in accordance with IFRS. In any event, for the avoidance of doubt, any adjustment to the Base Purchase Price shall be made without duplication, including the elimination of any adjustment to the Base Purchase Price which may occur as a result of any item taken into account in the calculation of Net Debt to the extent such amount was taken into account in the determination of Net Working Capital, the Company Repayment Amount or Seller Transaction Expenses. Notwithstanding anything in this Agreement to the contrary, after the final determination of Net Debt, Net Working Capital and Seller Transaction Expenses and the payment of any Post-Closing Purchase Price Adjustment, no party shall have the right to make any claim against any other party related to any element of Net Debt, Net Working Capital or Seller Transaction Expenses that such party raised, or could have raised, in the process of completing the Final Closing Statement pursuant to this Section 2.05.

ARTICLE 3

WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

Section 3.01    Corporate Existence and Power. Seller is formed and registered as an exempted limited partnership and is validly existing under the laws of the Cayman Islands. Seller has all requisite organizational authority, as applicable, to (a) execute and deliver this Agreement and (b) perform Seller’s obligations hereunder and to consummate the transactions contemplated hereby.

Section 3.02    Due Authorization. The execution, delivery and performance by Seller of this Agreement, and the consummation by Seller of the transactions contemplated hereby, are within Seller’s powers and have been duly authorized by all necessary organizational action on the part of Seller. This Agreement has been duly executed and delivered by KKR HKE Investment Limited, acting in its capacity as the general partner for and on behalf of Seller, and, assuming due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles.

Section 3.03    Governmental Authorization. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, require no action or approval by or in respect of, or any filing with, any Governmental Authority, other than (a) the Buyer Required Consents; and (b) any such action, approval or filing as to which the failure to make or obtain would not reasonably be expected to, individually or in the aggregate, materially adversely affect Seller’s ability to enter into this Agreement or consummate the transactions contemplated hereby.

Section 3.04    Non-contravention. The execution, delivery and performance by Seller of this Agreement, and the consummation by Seller of the transactions contemplated hereby, do not and will not: (a) violate or result in the breach of any provision of the organizational documents of Seller; (b) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law; or (c) require any consent by any Person or constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, any material contract to which Seller or any of its Subsidiaries is party or by which Seller or any of Seller’s Subsidiaries is bound, with such exceptions, in the case of clauses “(b)” through “(c)”, as would not reasonably be expected, individually or in the aggregate, to materially adversely affect Seller’s ability to enter into this Agreement or consummate the transactions contemplated hereby.

Section 3.05    Ownership of Shares. Seller is the legal and beneficial owner of the Shares, free and clear of any Lien (other than the Facility Liens), and will transfer and deliver to Buyer at Closing full legal and beneficial ownership to the Shares free and clear of any Lien (other than those arising from the act, omission or condition of Buyer or its Affiliates or in favor of Buyer by operation of law or Facility Liens). Other than this Agreement, there are no contracts to which Seller is a party for the disposition of any Shares or any interest therein.

Section 3.06    Finders’ Fee. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who might be or is entitled to a fee or commission that might become or is payable by any Group Company or the Buyer in connection with the transactions contemplated by this Agreement.

ARTICLE 4

WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

Section 4.01    Corporate Existence and Power. The Company is a stock company (kabushiki kaisha) duly incorporated and validly existing under the laws of Japan. The Company has all requisite corporate power and authority to (a) execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and (b) perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

Section 4.02    Due Authorization. The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents to which it is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, are within the Company’s powers and have been duly authorized by all necessary organizational (or similar corporate) action on the part of the Company. This Agreement and each of the other Transaction Documents to which the Company is a party have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each other party hereto and (as applicable) thereto, constitute legal, valid and binding agreements of the Company, enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles.

Section 4.03    Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents to which it is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, require no action or approval by or in respect of, or any filing with, any Governmental Authority under any law applicable to the Company, other than any such action, approval or filing as to which the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.04    Non-contravention. The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents to which it is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with, violate or result in the breach of any provision of the organizational documents of any Group Company; (b) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law; or (c) require any consent by, notice to or action of any Person or constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, any Material Contract; or (d) result in the creation or imposition of any Lien other than Permitted Liens, with such exceptions, in the case of clauses “(b)” through “(d)”, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.05    Litigation; Investigations. Other than the Arbitration, there is no Action pending against or, to the Knowledge of the Company, threatened in writing (and, to the Knowledge of the Company, there is no investigation pending or threatened in writing) against or affecting, any Group Company or any assets of any Group Company before any court or arbitrator or any other Governmental Authority, including those which in any manner challenge or seek to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

Section 4.06    Capitalization. The authorized number of shares of the Company consists of 150,000,000 Common Shares and 150,000,000 Preferred Shares (subject to the Preferred Repurchase). The issued and outstanding share capital of the Company consists of 76,800,000 Common Shares and 150,000,000 Preferred Shares. The issued and outstanding Company Options consist of 3,210,000 First Series of Class A Share Options and 180,000 Second Series of Class A Share Options subject to the Company Option Repurchases pursuant to this Agreement.

As of the date of this Agreement, Hitachi is recorded as the legal owner of all of the Preferred Shares in the shareholders’ register of the Company. There are no contracts entered into and binding upon the Company which obligate the Company to issue any Securities of the Company or which grant to any Person the right to require the Company to issue any Securities of the Company other than the Company Options. The outstanding Securities of the Company are validly issued, fully paid and non-assessable, and have not been issued in violation of any preemptive or similar rights. The Company is not a party to, and to the Knowledge of the Company, no other Person is a party to, any voting trust or other contract with respect to the voting, redemption, sale, transfer or other disposition of the Securities of the Company. The Company does not have any outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights.

Section 4.07    Subsidiaries. Each Subsidiary that is a Group Company is duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization (and is in good standing to the extent that its jurisdiction of incorporation recognizes the concept of good standing) and has all requisite corporate or other power and authority to own, lease and operate its properties and carry on its business as now conducted except for such matters that would not reasonably be expected to have a Material Adverse Effect. The outstanding shares of capital stock or other equity interests of each such Subsidiary are (a) validly issued, fully paid and non-assessable, (b) owned, directly or indirectly, by the Company and (c) free and clear of any and all Liens (other than Permitted Liens) and have not been issued in violation of any preemptive or similar rights. There is no existing option, warrant, call, right or contract to which any such Subsidiary is a party requiring, and there are no convertible Securities of any such Subsidiary outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of such Subsidiary or other Securities convertible into shares of capital stock or other equity interests of any of such Subsidiary. Neither the Company nor any such Subsidiary is party to any voting trust or other contract with respect to the voting, redemption, sale, transfer or other disposition of the shares of capital stock or other equity interests of any such Subsidiary. No such Subsidiary of the Company has any outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights. As of the Closing, the Company will not directly or indirectly own or control any equity security or other interest of any other Person other than the other Group Companies and Securities held for investment by the Company and consisting of less than five percent (5%) of the outstanding capital stock, equity interest or ownership interest of such Person.

Section 4.08    Financial Statements; Absence of Liabilities. The Company has previously made available to Buyer (a) the unaudited consolidated statement of financial position of the Company (which for the avoidance of doubt shall not include the financial information of HKE Group) as of March 31, 2019 (such date, the “Balance Sheet Date”) and the unaudited consolidated statement of profit and loss of the Company for the twelve month period ended March 31, 2019 (such unaudited consolidated statement of financial position of the Company and statement of profit and loss of the Company, the “Company Financial Information”) and (b) the unaudited consolidated statements of financial position of the Business as of March 31, 2016, March 31, 2017 and March 31, 2018, and the unaudited consolidated statement of profit and loss of such Business for the respective fiscal years then ended (the “Business Financial Information”). The

Company Financial Information and the Business Financial Information fairly present in all material respects the financial position and the results of operations, as the case may be, of the Company as of the dates and for the periods set forth therein (subject to the absence of financial statement footnotes) and have in all material respects been prepared in accordance with IFRS, applied on a consistent basis. Except for (w) liabilities identified as such in the “liabilities” column of the Company Financial Information or the Business Financial Information, (x) liabilities incurred by any of the Group Companies in the ordinary course of business consistent with past practice since the Balance Sheet Date, (y) liabilities for performance of obligations pursuant to contracts of any Group Company, and (z) liabilities permitted under, contemplated by or to be incurred in connection with this Agreement or the other Transaction Documents, the Group Companies do not have any liability of any nature that would, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, none of the Group Companies will incur or suffer any liability or be required to make any payments to any Person, whether by operation of law or otherwise, with respect to the video and communications business previously or currently conducted by Hitachi Kokusai or any of its former or current Affiliates. All accounts receivable and other receivables of the Group Companies reflected in the Company Financial Information or the Business Financial Information that remain outstanding as of the date of this Agreement and are not collected prior to the Closing are (1) valid and enforceable claims, and (2) fully collectible in the ordinary course of business consistent with past practice, subject to any reserve reflected in the Company Financial Information or Business Financial Information. All inventory reflected in the Company Financial Information or the Business Financial Information which is obsolete and/or of below standard quality has been written down to the net realizable value in such Company Financial Information and/or Business Financial Information, as applicable, or adequate reserves have been provided therefor in such Company Financial Information and/or Business Financial Information, as applicable. No customer of any Group Company is entitled to any rebates, discounts or similar provisions with respect to any products or services of the Group Companies which amount in the aggregate to a rebate, discount or similar effect of more than the percentage set forth in Section 4.08 of the Company Disclosure Schedule off the list price of such products or services. As of March 31, 2019, the replacement costs of heating systems that were delivered to the customer listed in Section 4.08 of the Company Disclosure Schedule from April 2016 to March 2017 were estimated to be the amount set forth in Section 4.08 of the Company Disclosure Schedule.

Section 4.09    Absence of Certain Events. Since (a) the Balance Sheet Date through the date of this Agreement, (i) the Company has conducted the Business in the ordinary course of business consistent with past practice in all material respects, (ii) a Material Adverse Effect has not occurred, (iii) none of the top five customers of the Group Companies based on revenue (on a consolidated basis) during the period of the Group Companies’ most recently completed fiscal year (such customers, the “Major Customers”) has terminated its relationship with any Group Company and (iv) to the Knowledge of the Company, no Major Customer has notified any Group Company in writing that such Major Customer intends to terminate its relationship, or substantially reduce its business, with any Group Company, and (b) the Balance Sheet Date, (i) there has not been any material loss, damage or destruction to, or any material interruption in the use of, the material assets of any Group Company, and (ii) there has not occurred any action or event that, if it had occurred after the date of this Agreement, would have required the consent of Buyer pursuant to Section 6.01.

Section 4.10    Real Property. Section 4.10 of the Company Disclosure Schedule lists all real property owned by any Group Company or leased to any Group Company by third parties, other than leases of real property for employee dormitories and company housing. Except as would not reasonably be expected to have a Material Adverse Effect, (a) the Group Companies have good title to all owned real property free from Liens other than Permitted Liens, (b) (i) to the Knowledge of the Company, each lease relating to material real property leased by the Group Companies (the “Material Leases”) is valid and in full force and effect, (ii) the Group Companies are not in breach of any term or provision thereof, and (iii) true and accurate copies of all Material Leases in effect as of the date of this Agreement have been made available to Buyer, (c) no real property that is or was owned by any of the Group Companies in connection with the Business in Japan, and to the Knowledge of the Company, no real property that is or was leased or used by any of the Group Companies in connection with the Business in Japan (collectively, the “Real Property in Japan”) (i) has been designated as an area (shiteikuiki) which is contaminated by a “specified hazardous substance” (tokutei yuugai busshitsu) as defined under the Law Concerning Countermeasures against Soil Contamination (Law No. 53 of 2002, as amended) in accordance with said law, and (ii) has, since January 1, 2016, been the subject of any written notice issued by any Governmental Authority which the Group Companies have received in accordance with said law to the effect that an investigation by such Governmental Authority shall be carried out on the soil condition of such Real Property in Japan to determine if it has been contaminated by a “specified hazardous substance” (tokutei yuugai busshitsu), (d) no real property that is or was owned by any of the Group Companies in connection with the Business in Korea, and to the Knowledge of the Company, no real property that is or was leased or used by any of the Group Companies in connection with the Business in Korea has, since January 1, 2016, been the subject of any written notice issued by any Governmental Authority to the effect that an environmental investigation by such Governmental Authority shall be carried out on the soil or groundwater condition of such property, (e) all real property that is or was owned, leased or used by any of the Group Companies and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern or environmental contamination that is in such a condition and under such circumstances as would or would reasonably be expected to result in liability of any Group Company for the investigation or remediation thereof under any Applicable Law, (f) none of such real property contains any underground storage tanks, asbestos, equipment using polychlorinated biphenyls or underground injection wells that are in such a condition and under such circumstances as would or would reasonably be expected to result in liability of any Group Company for the investigation or remediation of such tank, asbestos, equipment or well under any Applicable Law and (g) none of such leased real property contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been released that are in a condition and under such circumstances as would or would reasonably be expected to result in liability for the investigation or remediation of such Materials of Environmental Concern under any Applicable Law. The real property owned or leased by the Group Companies are sufficient for the Group Companies to conduct the Business, consistent with past practice in all material respects.

Section 4.11    Tangible Personal Property; Sufficiency. Except as would not reasonably be expected to have a Material Adverse Effect, (a) all items of tangible personal property owned by the Group Companies or underlying the Personal Property Leases are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted), (b) (i) to the Knowledge of the Company, each Personal Property Lease is valid and in full force and effect, and (ii) the Group Companies are not in breach of any term or provision thereof and (c) the assets, rights and properties owned, licensed or leased by the Group Companies, together with the services provided to the Group Companies under the Transition Services Agreements, are sufficient for the Group Companies to conduct the Business.

Section 4.12    Compliance with Laws; Permits. The Group Companies are, and since January 1, 2016 have been, in material compliance with all Applicable Laws, including Applicable Laws relating to money laundering, import/export, data protection, privacy and employment matters, and are (and have since January 1, 2016 been) in possession of all material permits, licenses, certificates or other authorizations or consents of a Governmental Authority (“permits”) necessary for the conduct the Business, except in each case as would not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since January 1, 2016: (a) no product, service or financing provided by any Group Company has been, directly or knowingly indirectly, provided to, sold to or performed for or on behalf of (1) nationals of or Persons located in the Crimea Region of Ukraine, Cuba, Iran, North Korea, Sudan or Syria or (2) any other country, region or Person, in a manner which would result in a violation of any applicable U.S. economic sanctions or arms embargo; (b) each Group Company has, to the extent required by Applicable Law: (1) taken all reasonable measures to secure the confidential information of the Group Companies and the confidential information of each customer and other Person in the Group Companies’ possession or control; and (2) established, and is and has been in compliance with, an information security program that includes administrative, technical and physical safeguards designed to protect the security, confidentiality and integrity of any data stored or processed by any Group Company; and (c) no Group Company has suffered or incurred a security breach or incident with respect to any data stored or processed by or on behalf of any Group Company, and no Group Company has been required to notify any Person and/or Governmental Authority of the loss, or unauthorized access, use or disclosure, of any data or information of such Person or Governmental Authority, except in each case of clauses “(b)” and “(c)”, as would not reasonably be expected to have a Material Adverse Effect. All permits necessary for the conduct the Business are valid, binding and in full force and effect. Neither any Group Company nor any of its directors, statutory auditors or officers, nor, to the Knowledge of the Company, its representatives, major shareholders or employees in important positions, nor, to the Knowledge of the Company, any Person that substantially controls or is involved in the management of any of the foregoing Persons (collectively, “Company Management”) constitutes an Anti-Social Force. Neither any Group Company nor, to the Knowledge of the Company, any member of Company Management has engaged in any activity that was intended to benefit or assist in the operation or preservation of an Anti-Social Force, such as by providing funding or providing favors to, or acquiring any wrongful benefit from, an Anti-Social Force, or otherwise. None of the Group Companies or, to the Knowledge of the Company, any director, officer, employee, statutory auditor or agent of any Group Company, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment.

Section 4.13    Material Contracts. Except as would not reasonably be expected to have a Material Adverse Effect, each Material Contract is a valid and binding agreement of the Group Company party thereto and, to the Knowledge of the Company, each other party thereto (in each case, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles) and is in full force and effect, and the Group Company party thereto and, to the Knowledge of the Company, each other party thereto, has not violated or breached the terms of, and is not in default under (and no event has occurred that, with or without notice or lapse of time or both, would or would reasonably be expected to constitute a default under, or result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel) such Material Contract. Since January 1, 2018, no Group Company has (a) received any written notice or, to the Knowledge of the Company, other communication regarding any actual or possible violation or breach of, or default under, any Material Contract or (b) sent, nor has any Group Company received, a written notice of termination with respect to any Material Contract. Accurate and complete copies of all written Material Contracts, including all amendments thereto, in effect as of the date of this Agreement, other than contracts in connection with the Company’s management equity plan and contracts described in clause “(g)” in the definition of “Material Contracts,” have been made available to Buyer. Section 4.13 of the Company Disclosure Schedule contains an accurate and complete list of all Related Party Contracts, other than contracts relating to immaterial ordinary course transactions with Hitachi Kokusai. Other than Related Party Contracts and contracts pursuant to which the Hitachi Kokusai Exit will occur, there are no contracts entered into in connection with the acquisition of Hitachi Kokusai by Seller or any of its Affiliates or any split-up, spin-off or other restructuring relating thereto containing any payment obligations of any Group Company that have not been satisfied in full.

Section 4.14    Employee Benefit Matters. Each Company Benefit Plan has been administered in all material respects in compliance with, and the Group Companies are in material compliance with, the terms of such Company Benefit Plans and all Applicable Laws relating thereto. There are no material claims pending or, to the Knowledge of the Company, threatened in writing, and no material litigation is pending or, to the Knowledge of the Company, threatened in writing, in each case, with respect to any Company Benefit Plans, other than claims for benefits by participants and beneficiaries in the ordinary course. All Company Benefit Plans required to be funded or book-reserved are funded or book-reserved, as appropriate, based on reasonable actuarial assumptions. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event, whether contingent or otherwise) constitute an event under any Company Benefit Plan that will result in any payment (whether bonus, change in control, retention, severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any director, officer or employee of or other service provider to any Group Company.

Section 4.15    Employees. Except as would not reasonably be expected to have a Material Adverse Effect, each Group Company is and has been, in relation to its employees, in compliance with all Applicable Laws. As of the date of this Agreement, no Group Company is a party to, negotiating, or has a duty to bargain for, any collective bargaining agreement (excluding any labor-management agreement (roshi kyotei)) with any labor organization or other representative of its employees, nor is any such agreement presently being negotiated. For the three (3) years prior to the date of this Agreement there has not been any, and to the Knowledge of the Company there is no threatened, strike, slowdown, picketing, or work stoppage by, or lockout of, or material grievance, investigation, charge, complaint dispute or other Action brought by, any Group Company employees. There are no outstanding disputes between the Company and its labor union.

Section 4.16    Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect, (a) the Group Companies own, or have obtained a license or other right to use and otherwise exploit, the Intellectual Property used or exploited in the conduct of the Business (the “Company Intellectual Property”) and, immediately after the Closing, the Group Companies will continue to own or have the right to use and otherwise exploit such Company Intellectual Property with sufficient rights for the conduct of the Business, (b) the Group Companies have exclusive ownership, free and clear of all Liens other than Permitted Liens and Facility Liens, of all Company Intellectual Property in which any Group Company has or purports to have an ownership interest, (c) no Actions or notices (including any interference, opposition, reissue, review, reexamination or other Action or notice (other than office actions issued in the ordinary course of prosecution)) have been provided or asserted in writing (or otherwise to the Knowledge of the Company) by any third party to or against any of the Group Companies: (i) challenging or contesting the scope, validity, enforceability, effectiveness or ownership of any Company Intellectual Property or the Group Companies’ right to use such Intellectual Property; or (ii) alleging or claiming that any Group Company is infringing, misappropriating or otherwise violating (“Infringing”) any Intellectual Property owned by third parties, in each case, other than Actions that have been finally adjudicated, (d) neither any Group Company nor any product or service of any Group Company is Infringing, or has Infringed, any Intellectual Property of any other Person and, to the Knowledge of the Company, no third party is Infringing, or has Infringed during the six (6) years prior to the date of this Agreement, the Intellectual Property of the Group Companies, (e) the Intellectual Property that is registered with Governmental Authorities in the name of the Group Companies is valid, subsisting and enforceable, (f) neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby will, or would reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (A) a loss of, or Lien on, any Company Intellectual Property; (B) the termination or reduction in scope of any license to any Group Company of any Company Intellectual Property; or (C) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Intellectual Property, (g) none of the Group Companies has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization, in each case, that could reasonably be expected to require or obligate any of the Group Companies to grant or offer to any other Person any license or right to any material Company Intellectual Property and (h) none of the products of the Group Companies contains any defect or other error that materially and adversely affects the use, functionality or performance of such product. Section 4.16(1) of the Company Disclosure Schedule accurately identifies as of March 31, 2019: (1) each registered, issued, or applied-for patent, registered trademark, registered copyright, and registered mask work (and each application for any of the foregoing) in which any Group Company has or purports to have an ownership interest and (2) the jurisdiction in which each such item of Intellectual Property has been registered or filed and each applicable registration or serial number. Section 4.16(2) of the Company Disclosure Schedule contains an accurate and complete list of all contracts in effect as of the date of this Agreement under which any Group Company: (w) grants any exclusive license or similar exclusive right under any material Company Intellectual Property, (x) grants or receives a material license or similar material right under any patents, where such license or right is not limited to a particular product (e.g., a patent cross license), (y) grants any third party the right to make, use, sell, or distribute any product or service under any Company Intellectual Property or (z) receives a material license or similar material right to any Intellectual Property other than contracts exclusively between or among Group Companies. For purposes of this Agreement, “Intellectual Property” shall mean all patents, inventions, trademarks, service marks, trade names, corporate names, domain names, logos, trade dress, trade secrets, copyrights and copyrightable works, mask works, and all registrations or applications related thereto. The Company makes no representations or warranties in this Agreement with respect to infringement of third party Intellectual Property, except as exclusively addressed in Section 4.16(d).

Section 4.17    Taxes. Each of the Group Companies has timely filed all material Tax Returns required to be filed by it (taking into account applicable extensions to file such Tax Returns), all such Tax Returns have been prepared in compliance with all Applicable Laws and are accurate and complete, and all material Taxes required to be paid or withheld by it have been paid or withheld (whether related to the business of the Group Companies, Hitachi Kokusai or any of the current or former Affiliates of Hitachi Kokusai). No material deficiencies for any Taxes have been proposed, asserted or assessed in writing by any Governmental Authority against any Group Company that are still pending. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, any material amount of Taxes due from or with respect to any Group Company for any taxable period. There is no current examination or outstanding audit or assessment by any Taxing Authority concerning any income or other material Tax liability of any Group Company. No claim which has resulted or could reasonably be expected to result in an obligation to pay Taxes has been made during the three (3) years prior to the date of this Agreement by any Governmental Authority in a jurisdiction where a Group Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction. Except as would not reasonably be expected to have a Material Adverse Effect, none of the Group Companies will suffer or incur any liability for Taxes of (i) any Person other than another Group Company or (ii) a business other than the Business, in each case of clauses “(i)” and “(ii)”, (x) pursuant to any contract or other tax indemnity entered into prior to the Closing (other than customary commercial contracts the primary subject of which is not Taxes) or (y) under any Applicable Law as a result of a transaction entered into prior to the Closing.

Section 4.18    Finders’ Fee. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Group Company who might be or is entitled to a fee or commission that is payable by any Group Company or Buyer in connection with the transactions contemplated by this Agreement.

Section 4.19    U.S. Business. The aggregate book value of the United States account receivables of the Group Companies is below US$55 million as of May 31, 2019 and will be below US$55 million as the last Business Day of the month immediately prior to the Closing.

ARTICLE 5

WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

Section 5.01    Corporate Existence and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to (a) execute and deliver this Agreement and (b) perform its obligations hereunder and to consummate the transactions contemplated hereby.

Section 5.02    Buyer Authorization. The execution, delivery and performance by Buyer of this Agreement, and the consummation by Buyer of the transactions contemplated hereby, are within Buyer’s powers and have been duly authorized by all necessary organizational (or similar corporate) action on its part, and no other action (including any shareholder approval) on its part is necessary to authorize the execution, delivery or performance hereof or thereof or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles.

Section 5.03    Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement, and the consummation by Buyer of the transactions contemplated hereby, require no action or approval by or in respect of, or any filing with, any Governmental Authority, other than (a) (i) approvals pursuant to antitrust laws in Korea, China, Taiwan, Japan, Ireland and Israel, and (ii) the Bank of Japan (clauses “(i)” through “(ii)”, collectively, the “Buyer Required Consents”) and (b) any such action, approval or filing as to which the failure to make or obtain would not reasonably be expected to, individually or in the aggregate, materially adversely affect Buyer’s ability to enter into this Agreement or to consummate the transactions contemplated hereby.

Section 5.04    Non-contravention. The execution, delivery and performance by Buyer of this Agreement, and the consummation by Buyer of the transactions contemplated hereby do not and will not: (a) violate or result in the breach of any provision of the organizational documents of Buyer; (b) assuming compliance with the matters referred to in Section 5.03, violate any Applicable Law; or (c) require any consent by any Person or constitute a default or an event that, with or without notice or lapse of time or both, would or would reasonably be expected to constitute a default under, or result in the acceleration of or create in any party the right to accelerate, terminate or cancel, any contract to which Buyer or any of its Subsidiaries is party or by which Buyer or any of Buyer’s Subsidiaries is bound, with such exceptions, in the case of clauses “(b)” through “(c)”, as would not reasonably be expected to, individually or in the aggregate, materially adversely affect Buyer’s ability to enter into this Agreement or consummate the transactions contemplated hereby.

Section 5.05    Financing. Buyer has available, and as of the Closing will have available, all funds necessary to pay in full the Initial Purchase Price at the Closing, the Company Repayment Amount at the Closing and the Post-Closing Purchase Price Adjustment (if any payable by Buyer) and to consummate the transactions contemplated in this Agreement, including the payment of related fees and expenses.

Section 5.06    Purchase for Investment. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

Section 5.07    Litigation; Investigations. As of the date of this Agreement, there is no Action pending against, or to the knowledge of Buyer, threatened against or affecting, Buyer before any court or arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

Section 5.08    Finders’ Fee. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be or is entitled to a fee or commission that might become or is payable by Seller in connection with the transactions contemplated by this Agreement.

Section 5.09    Anti-Money Laundering; OFAC; Anti-Social Forces

(a)    Neither Buyer nor any Person providing funds to Buyer (a) knows or has any reason to suspect that the monies used to purchase the Shares have been or will be derived from or related to any illegal activities, including, but not limited to, activities which violate any applicable Anti-Money Laundering Laws, Anti-Corruption Laws or Sanctions (as defined in Section 5.09(b), below); (b) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which would be predicate crimes to money laundering, or any violation of any applicable Anti-Money Laundering Laws, Anti-Corruption Laws or Sanctions; (c) has been assessed as liable for civil or criminal penalties under any applicable Anti-Money Laundering Laws, Anti-Corruption Laws or Sanctions; or (d) has had any of its funds seized or forfeited in any action under any applicable Anti-Money Laundering Laws, Anti-Corruption Laws or Sanctions. For purposes of this Agreement, “Anti-Money Laundering Laws” as used herein shall mean all anti-money laundering laws, regulations and sanctions, state and federal, criminal and civil, including but not limited to those that (i) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (ii) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States of America; (iii) require identification and documentation of the parties with whom a financial institution conducts business; or (iv) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include, but are not limited to the Act Concerning Special Provisions for the Narcotics and Psychotropics Control Act, etc. and Other Matters for the Prevention of Activities Encouraging Illicit Conducts and Other Activities Involving Controlled Substances through International Cooperation (Act No. 94 of 1991), the Act on Punishment of Organized Crimes and Control of Crime Proceeds of Japan (Act No. 136 of 1999), the Act on Punishment of Financing to Offences of Public Intimidation of Japan (Act No. 67 of 2002), the Act on Prevention of Transfer of Crime Proceeds of Japan (Act No. 22 of 2007), the USA PATRIOT Act of 2001, Pub. L. No. 107-56, the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

(b)    Buyer, including each of its directors, officers, and, to the knowledge of Buyer, its employees, is not a Governmental Authority or a foreign or domestic government official, and does not constitute, and is not owned fifty percent (50%) or more or controlled by, a Person with whom a citizen of the United States of America, entity organized under the laws of the United States of America or its territories or entity having its principal place of business within the United States of America or any of its territories (collectively, a “U.S. Person”), is prohibited from transacting any business or dealings of the type contemplated by this Agreement, whether such prohibition arises under laws of the United States of America or any economic sanctions regulations or lists administered, maintained or enforced by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC or otherwise), any export controls administered and enforced by the U.S. Department of Commerce and the U.S. Department of State, or analogous economic sanctions or export controls administered and enforced by Her Majesty’s Treasury, the European Union, the government of Japan, the United Nations Security Council and any other relevant authority (collectively, “Sanctions”).

(c)    Neither Buyer nor any of its directors, statutory auditors or officers, nor, to the knowledge of Buyer, any of its representatives, major shareholders or employees in important positions, nor, to the knowledge of Buyer, any Person that substantially controls or is involved in the management of any of the foregoing Persons (collectively, “Management”) constitutes an Anti-Social Force. Neither Buyer nor, to the knowledge of Buyer, its Management has engaged in any activity that was intended to benefit or assist in the operation or preservation of an Anti-Social Force, such as by providing funding or providing favors to, or acquiring any wrongful benefit from, an Anti-Social Force, or otherwise.

Section 5.10    Inspections; No Other Warranties. Buyer is an informed and sophisticated Buyer, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Group Companies as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and consummation of the transactions contemplated by this Agreement. Buyer has been afforded reasonable access to the books and records, facilities and personnel of the Company for purposes of conducting a due diligence investigation of the Company and its Subsidiaries. Buyer has not been induced by and has not relied upon any representation, warranty or other statement by any Group Company, Seller or any of their respective directors, statutory auditors, officers, employees, shareholders, agents, Affiliates or representatives, other than the representations and warranties of Seller and the Company set forth in Article 3 and Article 4 (as modified by the Company Disclosure Schedule). Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that (a) neither Seller nor any of the Group Companies (nor any of their respective directors, statutory auditors, officers, employees, shareholders, agents, Affiliates or representatives) has made, is making or shall be deemed to have made any other representations or warranties whatsoever, express or implied, including any implied warranty or representation as to condition, merchantability or suitability as to any of the properties or assets of any Group Company, or the accuracy or completeness of any information, documents or materials regarding the Group Companies furnished or made available to Buyer and its representatives in any form in expectation of, or in connection with, the transactions contemplated hereby, except to the extent set forth in Article 3 and Article 4 (as modified by the Company Disclosure Schedule), (b) Buyer takes the Group Companies and the Business “as is” and “where is,” (c) any projections, estimates, budgets or other predictions, any financial information or any memoranda or presentations provided or addressed to Buyer are not and shall not be deemed to be or include representations or warranties, express or implied, of the Group Companies, Seller or any of their respective Affiliates, except to the extent set forth in except to the extent set forth in Article 3 and Article 4 (as modified by the Company Disclosure Schedule), (d) none of Seller, any of the Group Companies (or any of their respective directors, statutory auditors, officers, employees, shareholders, agents, Affiliates or representatives) or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its representatives or Buyer’s use of, any such information, including any confidential memoranda distributed on behalf of the Company relating to the Company or any of its Subsidiaries or other publications or Data Room Information provided to Buyer or its representatives, or any other document or information in any form provided to Buyer or its representatives in connection with the sale of the Company and its Subsidiaries and the transactions contemplated hereby and (e) neither Seller nor any of the Group Companies has made any representations or warranties to Buyer in connection with the transactions contemplated under this Agreement except as set forth in Article 3 and Article 4 (in each case as modified by the Company Disclosure Schedule) (it being understood that nothing in this Section 5.10 shall limit Buyer’s rights as otherwise specifically provided in this Agreement).

Section 5.11    Transaction Insurance Policy.

(a)    On or prior to the date of this Agreement, Buyer has executed the Transaction Insurance Policy and has delivered to Seller a true, accurate and complete copy of such Transaction Insurance Policy.

(b)    Buyer shall fully pay and settle, or cause to be fully paid and settled, or otherwise cause Seller and its Affiliates to not be liable for, any premium in respect of the Transaction Insurance Policy, any brokerage fee payable to any broker who arranges the Transaction Insurance Policy and any and all other costs and expenses of any broker or insurer payable in order to adopt the Transaction Insurance Policy (together with, in each case, any applicable Taxes thereon), in each case, within the time period prescribed for such payment in the Transaction Insurance Policy.

(c)    At all times during the duration covered by the Transaction Insurance Policy as at the date of this Agreement, Buyer shall:

(i)    not amend or make variations to the Transaction Insurance Policy that will or may reasonably be expected to adversely affect Seller;

(ii)    not novate or assign the Transaction Insurance Policy if such novation or assignment will or may reasonably be expected to cause diminution to the rights of Seller;

(iii)    not do or omit to do anything that will or may reasonably be expected to cause any right under any part of the Transaction Insurance Policy to cease to have full force or effect which would or may reasonably be expected to adversely affect Seller;

(iv)    comply with all terms and deliverables under the Transaction Insurance Policy to the extent failure of which would or may reasonably be expected to adversely affect Seller; and

(v)    provide its express waiver of the insurer’s rights of subrogation.

(d)    Seller and Buyer agree that the Transaction Insurance Policy is Buyer’s sole and exclusive source of recovery after the Closing with respect to any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (“Liabilities”) suffered or incurred by Buyer and Buyer’s Affiliates and their respective members, stockholders or equity-holders, controlling Persons, directors, officers, employees, managers, agents, advisors, attorneys, accountants and representatives, and any heir, executor, administrator, successor or assign of any of the foregoing to the extent arising out of, or resulting from the inaccuracy of any representation or warranty of Seller or the Company contained in this Agreement or in any certificate delivered pursuant hereto and Buyer may seek recovery solely under the Transaction Insurance Policy for any such Liabilities.

(e)    Without limiting the generality of the foregoing, any rights of any issuer of the Transaction Insurance Policy, including any rights of subrogation, do not affect, expand or increase any liability or obligation of Seller in connection with the transactions contemplated by this Agreement.

ARTICLE 6

COVENANTS OF SELLER AND THE COMPANY

Section 6.01    Conduct of the Company. From the date hereof until the Closing Date, except (i) as required by Applicable Law (including, for the avoidance of doubt, as reasonably required or reasonably advisable in order to comply with any antitrust laws), (ii) as otherwise expressly provided in this Agreement (including but not limited to the actions set forth in Schedule 6.01 and Section 8.01) or (iii) with the prior written consent of Buyer (which consent, other than with respect to the settlement of the Arbitration other than as set forth in Schedule 6.01, shall not be unreasonably withheld, conditioned or delayed), the Company shall (x) conduct the Business in the ordinary course consistent with past practice in all material respects (and shall comply with the terms of the Settlement and License Agreements, including the payment obligations contained therein) and (y) use its commercially reasonable efforts to preserve intact the Business’s material relationships with third parties and to keep available the services of its present officers and key employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except (i) as required by Applicable Law, (ii) as otherwise expressly provided in this Agreement (including but not limited to the actions set forth in Schedule 6.01 and Section 8.01) or (iii) with the consent of Buyer (which consent, other than with respect to the settlement of the Arbitration other than as set forth in Schedule 6.01, shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of the Group Companies to:

(a)    amend its articles of incorporation or other organizational documents;

(b)    merge or consolidate with any other Person, or acquire, lease or license assets from or Securities of any other Person, other than (i) acquisitions, leases or licenses of assets which, in the aggregate, do not exceed JPY 300,000,000 or (ii) in the ordinary course of business;

(c)    sell, lease, license or otherwise dispose of any assets or property (other than Intellectual Property, which is subject to Section 6.01(p)) other than (i) sales, leases or other disposals of assets or property which, in the aggregate, do not exceed JPY 300,000,000, (ii) pursuant to existing contracts, (iii) pursuant to the Hitachi Kokusai Share Transfer or (iv) otherwise in the ordinary course of business;

(d)    create any Lien other than a Permitted Lien on any material assets or properties of the Group Companies, other than (i) pursuant to indebtedness which is permitted under Section 6.01(g), (ii) in the ordinary course of business or (iii) the Facility Liens that any Group Company is or will be required to create pursuant to the provisions of the Senior Loan Facility or the Mezzanine Loan Facility existing as of the date hereof;

(e)    (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Securities of any Group Company, other than the issuance of any Securities of a Group Company to another Group Company; (ii) amend any material term of any Security of a Group Company (in each case, whether by merger, consolidation or otherwise); or (iii) dissolve or liquidate;

(f)    pay or declare any dividend or distribution on, or redeem or repurchase (other than the Preferred Repurchase and the Company Option Repurchases), any of its share capital;

(g)    incur any Indebtedness or guarantee any Indebtedness of another Person, other than (i) Indebtedness in the ordinary course of business consistent with past practice or Indebtedness incurred by a Group Company to another Group Company, (ii) any Indebtedness incurred by a Group Company under existing debt facilities of such Group Company or (iii) pursuant to any refinancing of an existing debt facility of a Group Company on terms which are no less favorable, in any material respect, to the Group Companies than such existing debt facility;

(h)    enter into any transaction between any Group Company, on the one hand, and Seller, any Affiliate of Seller or the HKE Group, on the other hand, other than payment of the Termination Fees or with respect to the Transition Services Agreements;

(i)    prepay any indebtedness for borrowed money, other than (i) the Credit Facilities or (ii) in the ordinary course of business;

(j)    make any material change in any material Tax election or any method or other aspect of financial or Tax accounting by the Group Companies, amend any material Tax return, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment, other than, in each case, for any change required under Applicable Law or any applicable accounting standards;

(k)    (i) make any material amendment to, or enter into or terminate, any employment, deferred compensation, severance, retirement, retention, change in control or other similar agreement or other Company Benefit Plan (including any acceleration of vesting, funding or payment thereunder), (ii) grant any right to severance, retention, change in control or termination pay to any director, statutory auditor, officer or general manager (bucho) or other employee with a job title equivalent to or superior than general manager of any Group Company or (iii) make any change in compensation or other benefits payable to any director, statutory auditor, officer or general manager (bucho) or other employee with a job title equivalent to or superior than general manager of any Group Company, other than: (x) in the ordinary course of business; or (y) as a result of annual wage negotiations with labor unions in Japan (shunto);

(l)    commence any new line of business;

(m)    (i) settle the Arbitration or appeal any award in the Arbitration, (ii) terminate, amend or waive any provision of the Settlement and License Agreements, or (iii) commence or settle any other Action, other than, in the case of clause “(iii)” only: (A) the commencement of a proceeding in the ordinary course of business consistent with past practice; or (B) settlements that do not include an admission of liability or future royalty or non-monetary obligations and impose only monetary obligations on the Group Companies that do not exceed JPY 300,000,000 in any individual settlement or JPY 1,000,000,000 in the aggregate;

(n)    accelerate the collection of any accounts receivable, other receivables or similar accounts or delay the payment of any accounts payable or other payables in a manner which is not in the ordinary course of business consistent with past practice;

(o)    enter into, modify or terminate any labor or collective bargaining agreement or incur any material liability to any labor organization, other than as a result of annual wage negotiations with labor unions in Japan (shunto);

(p)    sell, lease, license, assign, covenant not to assert, otherwise dispose of, abandon, permit to lapse, or grant any option with respect to any Intellectual Property,

other than (in the ordinary course of business, consistent with past practice): (i) the grant of non-exclusive licenses to end customers; (ii) the grant of non-exclusive licenses of drawings to third parties who supply parts to the Group Companies or their customers; or (iii) the abandonment of registrations or applications of Intellectual Property that are of immaterial value;

(q)    other than in the ordinary course of business, (i) enter into any contract with any customer of any Group Company with a term of greater than one (1) year or (ii) amend, modify or extend any contract with any customer of any Group Company on or to terms materially less favorable than those reflected in the then-current contract with such customer; or

(r)    agree to do any of the foregoing.

Prior to the Closing, the Company shall use its (and shall cause the other Group Companies to use their) commercially reasonable efforts to: (A) cause the representation set forth in Section 4.19 to remain true; and (B) ensure that any registered Intellectual Property identified or required to be identified on Section 4.16(1) of the Company Disclosure Schedule (including, for the avoidance of doubt, the patents listed on Schedule 6.01), has been transferred to, and properly registered in the name of, the Company or another applicable Group Company.

Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of any of the Group Companies or the Business prior to the Closing. Prior to the Closing, the Group Companies shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over their business operations. Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 6.01 or in any other provision of this Agreement shall be deemed to (A) restrict or govern the activity of Seller or the Company in respect of the HKE Group or the Hitachi Kokusai Exit, (B) restrict or govern the activity of the HKE Group or (C) grant to Buyer any interest in or rights in respect of the HKE Group.

Section 6.02    Access to Information.

(a)    From the date hereof until the Closing Date, subject to Applicable Law and the terms of the Non-Disclosure Agreement, the Company will upon reasonable request and notice, give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access during regular business hours to the properties, books, records and employees of the Business in order that Buyer may have the opportunity to make such reasonable investigations as it shall desire to make of the affairs of the Business, provided that the Company shall not be required to (or to cause any Subsidiary to) afford such access to the extent that the Company believes in good faith that doing so would: (i) result in any unreasonable disruption to the Business; (ii) violate any obligations of Seller or any Group Company with respect to confidentiality to any third party or otherwise breach, contravene or violate any then effective agreement to which Seller or any Group Company is party; (iii) would cause a material risk of a loss of privilege or trade secret protection to the Group Companies; or (iv) breach, contravene or violate any Applicable Law (including any antitrust law). Buyer and its representatives shall cooperate with Seller, the Group Companies and their respective representatives and shall use their reasonable best efforts to minimize any disruption to the Business in connection with any such investigation and examination. Without limiting the foregoing, from the date hereof until the Closing Date, subject to Applicable Law, the Company will, and will cause the other Group Companies to, (1) reasonably cooperate with Buyer to identify the key employees of the Group Companies and (2) as promptly as reasonably practicable after Buyer’s request provide Buyer with compensation-related information (including salary, wages, bonuses and other perquisites) for any employees or category of employees of any Group Company with respect to any period of time that begins on or after the date that is two (2) years prior to the date of this Agreement.

(b)    All information obtained by Buyer, its counsel, financial advisors, auditors and other authorized representatives pursuant to Section 6.02(a) shall be used solely for purposes reasonably related to the transactions contemplated by this Agreement and subject to the Non-Disclosure Agreement. Any investigation pursuant to Section 6.02(a) shall be at Buyer’s cost and expense and shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business. During any visit to the business or property sites of any Group Company, Buyer shall, and shall cause its representatives accessing such properties to, comply with all Applicable Law and all of the Group Companies’ safety and security procedures. Notwithstanding anything to the contrary in this Agreement, from the date of this Agreement to the Closing, (i) none of Buyer or any of its Affiliates or representatives shall, without the prior written consent of the Company, which may be withheld in the Company’s sole and absolute discretion, conduct any environmental investigation at any property owned or leased by any Group Company involving any sampling or other intrusive investigation of air, surface water, groundwater, soil or anything else at or in connection with any such property, and (ii) Buyer shall not have access to personnel records of any Group Company relating to individual performance or evaluation records, medical histories or other information the disclosure of which would violate any Applicable Law or would reasonably be expected to subject any Group Company or any of their Affiliates to risk of liability or the loss of attorney-client, work product or other legal privilege.

Section 6.03    Resignations. At or prior to the Closing Date, Seller will deliver to Buyer the resignations of all directors and statutory auditors of the Group Companies that are employees or designated nominees of Seller or any of its Affiliates (other than the Company) as of the Closing Date (the “Seller Directors” or “Seller Statutory Auditors,” as the case may be).

Section 6.04    Disposal of Hitachi Kokusai. Each of Seller and the Company will take all steps as are within its control and reasonably necessary to ensure that (a) the Company’s current fiscal year will end after the consummation of the Hitachi Kokusai Share Transfer but prior to the Closing (the “Fiscal Year Change”), (b) the common shares of Hitachi Kokusai owned by the Company will be transferred to HVJ Holdings or another Person designated by Seller (the “Hitachi Kokusai Acquiror”, and such transfer of such common shares, the “Hitachi Kokusai Share Transfer”) prior to the Closing and the purchase price to be paid to the Company by the Hitachi Kokusai Acquiror in the Hitachi Kokusai Share Transfer will be used to repay a portion of the then outstanding indebtedness under the Credit Facilities upon the closing of the Hitachi Kokusai Share Transfer, and (c) the Hitachi Kokusai Exit will occur at or prior to the Closing, including by the Company exercising the call provision (shutoku joukou) or requesting Hitachi to exercise the put option (shutoku seikyuken), pursuant to which the Company will repurchase all of the Hitachi Preferred Shares from Hitachi for consideration equal to the Preferred Share Acquisition Price (yusen kabushiki shutoku kagaku) as defined in and calculated in accordance with the articles of incorporation of the Company (the “Preferred Repurchase”). Notwithstanding anything to the contrary herein, Seller and the Company may take any action necessary or desirable to consummate or proceed with the Fiscal Year Change and the Hitachi Kokusai Exit so long as such actions do not (x) relinquish any material right of any Group Company or (y) expose any Group Company to any liability (whether accrued or unaccrued and whether contingent or otherwise) which is not taken into account in the determination of the Initial Purchase Price or Final Purchase Price, as applicable, pursuant to Section 2.04 or Section 2.05.

Section 6.05    Facility Lien Release Letters. The Company shall deliver to Buyer prior to the Closing Date appropriate letters addressed to Seller or the Company in form and substance reasonably satisfactory to Buyer (the “Facility Lien Release Letters”) together with any underlying documentation or evidence connected therewith as reasonably requested by Buyer from the holders of the Facility Liens in which such holders shall agree that the Facility Liens will be released in full at the Closing, subject to repayment in full of all outstanding indebtedness under the Credit Facilities. Reasonable documentation evidencing the release of the Facility Liens at the Closing shall be delivered to Buyer at the Closing; provided that, in the case filings or registrations with Governmental Authorities in the relevant jurisdiction are required to be made to effect the release of the Facility Liens and it is impracticable to make such filings or registrations at the Closing, such documentation shall be delivered to Buyer as promptly as possible once such filings or registrations are made.

Section 6.06    Company Option Repurchase. Each of Seller and the Company will take all steps as are within its control and reasonably necessary to ensure that all the Company Options (and any shares issued with respect thereto) will be repurchased and cancelled by the Company effective prior to or upon the Closing (the “Company Option Repurchase”). Notwithstanding anything to the contrary herein, Seller and the Company may take any action necessary or desirable to consummate or proceed with the Company Option Repurchase so long as such actions do not (x) relinquish any material right of any Group Company or (y) expose any Group Company to any liability (whether accrued or unaccrued and whether contingent or otherwise) after the Closing that would not be considered a Seller Transaction Expense. From time to time and as reasonably requested by Buyer, Seller shall update Buyer on the status of all actions that are necessary to be taken prior to the Closing to complete the Company Option Repurchase prior to or upon the Closing, together with copies of any notices, agreements or other documents delivered to or by the Company in connection therewith.

Section 6.07    Return of Information. Promptly after the date of this Agreement, the Company shall request each Person that has executed a confidentiality or similar agreement since January 1, 2018 in connection with such Person’s consideration of a possible acquisition of the Company to return or destroy all confidential information previously furnished to such Person by or on behalf of any of the Group Companies in accordance with the destruction and retention provisions of such confidentiality or similar agreement.

Section 6.08    Toyama Plant. Within ten (10) days after the date hereof, the Company shall deliver to Buyer a PDF copy of a certified copy of the real property registration of the land and building at the Company’s Toyama plant which lists the Company as the owner of such real property.

Section 6.09    Notifications Regarding Arbitration.

From the date hereof until the Closing, the Company shall, and shall cause its applicable Affiliates (and its and its applicable Affiliates’ representatives) to, (i) promptly (and in any event within seventy two (72) hours thereof) notify Buyer of any material developments relating to the Arbitration, and (ii) promptly (and in any event within seventy two (72) hours of the receipt, transmission or occurrence thereof) provide Buyer with: (A) copies of all orders and other material documents filed with or by (or provided to or by) any Governmental Authority or served between any Group Company and ASM or other material documents relating to the Arbitration; and (B) an extant summary of all material discussions with ASM or any representative of ASM or any Governmental Authority with respect to the Arbitration; provided, however, that if the taking any of the actions described in clause “(ii)” will result in a material breach of the ASM License (to the extent any provisions thereof remain in effect) or a violation of Applicable Law, the Company shall not be required to take such action, but shall be required to use its reasonable efforts to find alternative ways (consistent with any such provision or Applicable Law) to achieve the actions contemplated by clause “(ii)”.

ARTICLE 7

COVENANTS OF BUYER

Section 7.01    Contact with Employees and Customers. Prior to the Closing, Buyer, its counsel, financial advisors, auditors and other authorized representatives may only contact and communicate: (a) with the agents, customers, payors, service providers, or suppliers of, and other persons (other than employees) with material business relations with, the Group Companies or the HKE Group, after prior consultation with and written approval of Seller or the Company (such approval not to be unreasonably withheld, conditioned or delayed); and (b) with employees of the Group Companies for purposes associated with the transactions contemplated by this Agreement, including for integration planning purposes consistent with Section 7.05 (it being understood that when contacting and communicating with employees, Buyer shall not interfere with any employee’s ability to conduct the Business and shall use its reasonable efforts to coordinate such contact and communication with the Company’s integration management office or procedures established by such office). The foregoing sentence shall only apply to the extent such contacts and communications are in relation to HKE Group or the transactions contemplated by this Agreement.

Section 7.02    Access. On and after the Closing Date, Buyer will, and will cause the Company to and will cause the Company to cause each Subsidiary, to (a) afford reasonably promptly to Seller and its counsel, auditors and other authorized representatives reasonable access during regular business hours to the properties, books, records, employees and auditors of the Group Companies and the Business to the extent reasonably necessary for Seller in connection with any audit, investigation, dispute or litigation or to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the

Closing Date and (b) instruct the applicable employees, counsel and advisors of the Group Companies to reasonably cooperate with Seller in connection with clause “(a)” above; provided that any such access shall be conducted by Seller in such manner as not to (x) interfere unreasonably with the conduct of the business of Buyer or any Group Company, (y) violate any obligations of any Group Company with respect to confidentiality to any third party or otherwise breach, contravene or violate any then effective contract to which any Group Company is party; or (z) breach, contravene or violate any Applicable Law.

Section 7.03    Indemnification and Insurance.

(a)    Buyer agrees that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, now existing in favor of the current or former directors, statutory auditors, officers or employees, as the case may be, of the Group Companies and each fiduciary under benefit plans of the Company or any of the Group Companies (each an “Indemnified Party” and collectively, the “Indemnified Parties”) as provided in their respective constitutional documents or in any agreement as in effect on the date of this Agreement and made available to Buyer shall survive the Closing and shall continue in full force and effect to the extent provided in the following sentence, in each case, solely with respect to actions taken by such Person in the applicable capacity. Buyer shall cause the Group Companies to maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of each Group Company’s constitutional documents in effect immediately prior to the Closing and of any agreement of any Group Company with any Indemnified Party in effect as of the date of this Agreement and made available to Buyer, and shall not, for a period of ten (10) years from the date hereof, amend, repeal or otherwise modify any such provisions in any manner that could reasonably be expected to adversely affect the rights thereunder of any Indemnified Party and all rights to indemnification thereunder in respect of any Action, whether civil, criminal, administrative or investigative, pending or asserted, or any claim made within such period shall continue until the final disposition.

(b)    After the Closing, Buyer shall not take (or permit any Group Company to take) any action to cancel, terminate or cause the cancellation or termination of the directors’ and officers’ liability insurance coverage (the “D&O Policy”) maintained by the Company as of immediately prior to the Closing. At the end of the annual coverage term of the D&O Policy within which the Closing occurs, Buyer shall not (and shall not permit any Group Company to) renew such D&O Policy.

(c)    In the event any Group Company or Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provisions shall be made so that the successors, assigns or transferees of the relevant Group Company or Buyer, as the case may be, shall assume the obligations set forth in this Section 7.03.

Section 7.04    Employee Benefit Matters.

(a)    For a period of twenty four (24) months following the Closing (the “Continuation Period”), Buyer shall provide or cause its Affiliates, including the Group Companies, to provide each individual who is an employee of any Group Company immediately prior to the Closing and for such portion of the Continuation Period, if any, as applicable thereafter (including employees who are not actively at work on account of illness, disability or leave of absence) (each, a “Company Employee”) with compensation and benefits (including long-term incentive compensation, severance benefits, paid-time off and health insurance) that are no less favorable, in the aggregate, to the compensation and benefits provided to such Company Employee immediately prior to the Closing. Without limiting the generality of the preceding sentence, during the Continuation Period, Buyer shall, or shall cause Buyer’s Affiliates, including the Group Companies, to, use commercially reasonable efforts to assume, honor and continue all of the Company Benefit Plans (other than the Company’s management equity plan or any other equity plan), in each case, in accordance with their terms as in effect immediately prior to the Closing, or replace such Company Benefit Plans with plans or arrangements that are reasonable and that provide competitive market benefits in each applicable jurisdiction.

(b)    Notwithstanding the foregoing, nothing contained in this Section 7.04 (i) shall be treated as an amendment of or an undertaking to amend any Company Benefit Plan or any employee benefit plan, program or arrangement maintained by any Group Company or (ii) is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person (including, without limitation, any director, statutory auditor, officer or employee and any dependent or beneficiary thereof) other than the parties hereto and their respective successors and assigns.

Section 7.05    Integration Planning. As promptly as practicable following the date hereof, Buyer and the Company shall each establish an integration management office and from the establishment thereof until the Closing, such integration management offices shall work together in good faith to develop integration plans in preparation for the Closing. The Group Companies and Buyer shall fully cooperate to comply with all Applicable Laws (including those related to privacy and data security) with respect to the foregoing.

ARTICLE 8

COVENANTS OF BUYER, SELLER AND THE COMPANY

Section 8.01    Reasonable Best Efforts; Further Assurances; Filings.

(a)    Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, but subject to the provisos contained in this Section 8.01(a), each of the parties hereto shall use its reasonable best efforts to (i) obtain as promptly as reasonably practicable all terminations or expirations of waiting periods, authorizations, consents, orders and approvals of, and make all filings (including, without limitation, any filing required under any applicable antitrust, competition, foreign investment or similar laws) with appropriate Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, (ii) comply as promptly as reasonably practicable, and after consultation with the other parties hereto, with any request for additional information or documentary material received by it or any of its Affiliates from any Governmental Authority, and (iii) cooperate fully with each other in seeking to obtain as promptly as reasonably practicable all such terminations or expirations of waiting periods, authorizations, consents, orders and approvals and making such filings (including any filing required under any applicable antitrust, competition, foreign investment or similar laws) and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Governmental Authority. Without limiting the foregoing, required actions by Buyer shall include acceptance of divestitures or hold separate arrangements with respect to any assets, initiating and maintaining litigation or other proceedings, or agreeing to (or to cause the Group Companies or the Business to) maintain certain levels of production and/or expenditure and undertaking any obligation and accepting any remedy required by any Governmental Authority, at Buyer’s expense, to avoid or eliminate any impediment under any antitrust, competition, foreign investment or similar Applicable Laws; provided, however, that, except as otherwise determined by Buyer in its sole discretion, none of Buyer, any of the Group Companies, Seller on behalf of any of the Group Companies or any of their respective Affiliates shall be required pursuant to this Agreement to (and none of the Group Companies or Seller on behalf of the Group Companies shall be entitled without the consent of Buyer to) commit, agree, or submit (or offer to commit, agree, or submit) to, as to themselves or as to any of the Group Companies or the Business, to: (A) divest, hold separate, or otherwise dispose of or provide any rights to (including by license): (1) assets or businesses or product lines of the Group Companies or the Business, Buyer or any of Buyer’s Affiliates that, individually or in the aggregate with any other such actions required to be taken under this Agreement, generated more than the amount of revenue set forth on Schedule 8.01(a) during the calendar year ended December 31, 2017; or (2) (x) any intellectual property of Buyer or any of Buyer’s Affiliates unless such intellectual property is used exclusively in connection with any product lines required to be divested, held separate or disposed of pursuant to clause “(1)” of this sentence, or (y) any intellectual property embodied or otherwise contained in any batch or mini-batch deposition process equipment of any Group Company, other than, in the case of both (x) and (y), commitments to license standard essential patents on a fair, reasonable and non-discriminatory basis (the remedies exempted pursuant to this clause “(A)”, the “Exempt Remedies”); or (B) maintain levels of production and/or expenditure, undertake any obligations, or accept any other remedy (other than a divestiture, hold separate arrangement, disposition or provision of rights to intellectual property that is not an Exempt Remedy) that, in each case (or together), would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Group Companies or Buyer (assuming for purposes of the determination as it relates to Buyer that Buyer is of equivalent size to (and has a number of products equivalent to the number of products of) the Group Companies); provided, further, however, that notwithstanding anything to the contrary in this Agreement: (x) Buyer shall have the right to direct all matters with respect to seeking to obtain any termination or expiration of a waiting period, authorization, consent, order or approval, and making any filing, under any applicable antitrust, competition, foreign investment or similar Applicable Laws, including the right to direct the antitrust defense of the transactions contemplated by this Agreement in any investigation or litigation by, or negotiations with, any Governmental Authority, and shall reasonably consult with Seller with respect thereto; (y) none of Seller or any Group Company shall make any offer, acceptance or counter-offer to or otherwise engage in discussions or negotiations with any Governmental Authority with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Buyer; and (z) Seller and each Group Company shall use its reasonable best efforts to provide timely support of Buyer in all respects under this Section 8.01 to the extent requested by Buyer, including responding fully and completely to any and all information requests that Buyer determines are reasonably related to Section 8.01(a)(i), with Seller and each Group Company response completed as quickly as reasonably possible, and in any event by the deadline that Buyer shall reasonably set, and with the response provided on a rolling basis as soon as information is available.

(b)    Buyer, Seller and the Group Companies will not, and will procure that its Affiliates do not, take any action that would reasonably be expected to materially delay, impair or impede the receipt of any such terminations or expirations of waiting periods, authorizations, consents, orders or approvals or that would not be contingent upon, or would become effective prior to, the Closing.

(c)    In furtherance and not in limitation of Section 8.01(a), Buyer agrees to submit any notifications, filings or submissions, or draft notifications, filings or submissions, as the case may be, to (i) the Korea Fair Trade Commission in Korea; (ii) the State Administration for Market Regulation in China; (iii) the Fair Trade Commission in Taiwan; and (iv) the Japan Fair Trade Commission in Japan as promptly as reasonably practicable after the date of this Agreement.

(d)    Subject to the provisos contained in Section 8.01(a), each party hereto shall promptly (i) inform the other parties hereto of any material or written communication made to, or received by, such party from any Governmental Authority regarding any of the transactions contemplated hereby, (ii) furnish to the other parties hereto such information and assistance and consult with them with respect to the terms of any filing, application, undertaking or inquiry as reasonably may be requested in connection with the foregoing (provided, that each party shall be entitled to limit to outside counsel only competitively sensitive information and to redact any information relating to the valuation of the Group Companies and similar matters related to the transactions contemplated hereby) and (iii) to the extent permitted by Applicable Law and reasonably practicable, provide the other parties hereto the opportunity to attend and participate in any meeting with any Governmental Authority in respect of any filing, application, undertaking or inquiry.

(e)    All filing fees under any antitrust, competition, foreign investment or similar laws shall be borne by Buyer.

ARTICLE 9

TAX MATTERS

Section 9.01    Tax Covenants.

(a)    All transfer, documentary, sales, notarial, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax, but for the avoidance of doubt excluding any capital gains, income or similar Taxes) shall be borne and paid by Buyer, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by Applicable Law and upon Seller’s reasonably satisfactory review and inspection, Seller will, and will procure that its Affiliates, join in the execution of any such Tax Returns and other documentation. Notwithstanding the foregoing, the applicable Group Company shall pay or withhold or cause to be paid or withheld any Taxes required to be paid or withheld with the Hitachi Kokusai Exit.

(b)    Buyer agrees to indemnify and hold harmless Seller, its Affiliates and its investors against any Tax or other damages incurred or suffered by Seller, any of its Affiliates or any of its investors, arising out of a breach of any covenant or agreement contained in this Article 9.

Section 9.02    Cooperation on Tax Matters. Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as reasonably promptly as practicable, such information (including access to books and records) and assistance relating to the Group Companies as is reasonably necessary for the filing of any Tax Return (including any report required pursuant to Applicable Law), for the preparation for any audit, and for the prosecution or defense of any Action relating to any proposed adjustment to Taxes. Buyer and the Company agree to retain or cause to be retained all books and records pertinent to the Group Companies until the applicable period for assessment under Applicable Law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Taxing Authority. The Company agrees to give Seller reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if Seller so requests, the Company shall allow Seller to take possession of such books and records. Buyer and Seller shall cooperate with each other in the conduct of any audit or other Actions involving the Group Companies for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 9.02.

ARTICLE 10

CONDITIONS TO CLOSING

Section 10.01    Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

(a)    no provision of any Applicable Law and no temporary restraining order, preliminary or permanent injunction or other order, decree or judgment issued by any court of competent jurisdiction or other Governmental Authority, in each case, which is then in effect, shall prohibit or make illegal the consummation of the Closing and no Governmental Authority of competent jurisdiction shall have instituted an Action (that remains pending) seeking to impose any such prohibition in connection with the Closing;

(b)    each of the Buyer Required Consents shall have been obtained by the applicable party and all applicable waiting periods shall have expired or been terminated (and, if Section

4.19 is or becomes untrue, any applicable waiting period in the United States shall have expired or been terminated); and

(c)    the Hitachi Kokusai Exit shall have been consummated.

Section 10.02    Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following conditions:

(a)    Each of Seller and the Company shall have performed or complied with, in all material respects, all of its respective obligations hereunder required to be performed or complied with by it on or prior to the Closing Date;

(b)    (i) The representations and warranties of the Company contained in Article 4 (other than the Specified Representations and the Qualified Representations) and the representations and warranties of Seller in clauses “(b)” and “(c)” of Section 3.04 shall be true and correct as of the Closing Date, as though made on and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date), except for any failure of such representations and warranties to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all Material Adverse Effect, materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded; (ii) the Specified Representations shall be true and correct in all respects (except for the representations and warranties in Section 4.06, which shall be true and correct except for de minimis inaccuracies) as of the Closing Date, as though made on and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date); and (iii) the Qualified Representations shall be true and correct in all material respects as of the Closing Date, as though made on and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date);

(c)    Buyer shall have received: (i) a certificate signed by an authorized officer of Seller and addressed to Buyer certifying the fulfillment by Seller of the conditions specified in Section 10.02(a) and, with respect to applicable representations in Article 3, Section 10.02(b)(ii) and (ii) a certificate signed by an authorized officer of the Company and addressed to Buyer certifying the fulfillment by the Company of the conditions specified in Section 10.02(a) and Section 10.02(d), and, with respect to applicable representations in Article 4, Section 10.02(b);

(d)    since the date of this Agreement, there shall not have occurred and be continuing any Material Adverse Effect;

(e)    the Company shall have delivered to Buyer the Facility Lien Release Letters and evidence of the termination of the Related Party Contracts listed on Schedule 10.02(e);

(f)    the amendments to the Transition Services Agreements attached hereto as Exhibit B shall remain in full force and effect; and

(g)    the Settlement and License Agreements shall remain in full force and effect.

Section 10.03    Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following conditions:

(a)    Buyer shall have performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with by it on or prior to the Closing Date;

(b)    the representations and warranties of Buyer contained in (i) Section 5.02, Section 5.03 and Section 5.06 shall be true and correct in all respects as of the Closing Date, as though made on and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date), (ii) Section 5.01, Section 5.04(a) and Section 5.08 shall be true and correct in all material respects as of the Closing Date, as though made on and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date) and (iii) the other representations and warranties of Buyer in Article 5 of this Agreement shall be true and correct in all respects as of the Closing Date as though made on and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date), except in the case of this clause “(iii)” where the failure of the representations and warranties of Buyer to be so true and correct does not materially and adversely affect the ability of Buyer to consummate the transactions contemplated hereby, provided, however, that, for purposes in this clause “(iii)” of determining the accuracy of such representations and warranties as of the foregoing dates, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and

(c)    Seller shall have received a certificate, signed by an authorized officer of Buyer and addressed to Seller, certifying the fulfillment by Buyer of the conditions specified in Section 10.03(a) and Section 10.03(b).

Section 10.04    Frustration of Closing Conditions. No party may rely, either as a basis for not consummating the transactions contemplated hereby or terminating this Agreement and abandoning the transactions contemplated hereby, on the failure of any condition set forth in Section 10.01, Section 10.02 or Section 10.03, as applicable, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement (including any failure to comply with Section 8.01).

ARTICLE 11

SURVIVAL

Section 11.01    Survival. The representations and warranties made by Seller, the Company and Buyer, respectively, contained in this Agreement and the covenants of Seller, the Company and Buyer, respectively, to be performed or complied with prior to the Closing, shall expire and be terminated and extinguished at the Closing, and the parties shall not have any liability or obligation with respect to any such representations, warranties or covenants following the Closing.

ARTICLE 12

TERMINATION

Section 12.01    Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by mutual written agreement of Seller and Buyer;

(b)    by Seller or Buyer if the Closing shall not have been consummated on or before June 30, 2020 (the “Outside Date”); provided, however, that (i) if, as of 11:59 p.m. (New York time) on June 30, 2020, a Specified Circumstance exists, each of the conditions set forth in Sections 10.01 (other than: (i) if such Specified Circumstance is described in clause “(a)” or “(b)” of the definition thereof, with respect to the Specified Circumstance; (ii) in Section 10.01(b) with respect to the Bank of Japan; and (iii) in Section 10.01(c)), 10.02(a), 10.02(b), 10.02(d), 10.02(f) and 10.02(g) is satisfied or has been waived and the conditions set forth in Sections 10.01(b) with respect to the Bank of Japan and 10.01(c) have been satisfied or waived or are capable of being satisfied, then Seller may, by providing written notice thereof to Buyer at or prior to 11:59 p.m. (New York time) on June 30, 2020, extend the Outside Date to 11:59 p.m. (New York time) on September 30, 2020 and (ii) if, as of 11:59 p.m. (New York time) on June 30, 2020, a Specified Circumstance exists, each of the conditions set forth in Sections 10.01 (other than: (i) if such Specified Circumstance is described in clause “(a)” or “(b)” of the definition thereof, with respect to a Specified Circumstance; (ii) in Section 10.01(b) with respect to the Bank of Japan; and (iii) in Section 10.01(c)), 10.03(a) and 10.03(b) is satisfied or has been waived and the conditions set forth in Sections 10.01(b) with respect to the Bank of Japan and 10.01(c) have been satisfied or waived or are capable of being satisfied, then Buyer may, by providing written notice thereof to Seller at or prior to 11:59 p.m. (New York time) on June 30, 2020, extend the Outside Date to 11:59 p.m. (New York time) on September 30, 2020; provided, further, that (x) if, as of 11:59 p.m. (New York time) on September 30, 2020, a Specified Circumstance exists, each of the conditions set forth in Sections 10.01 (other than: (i) if such Specified Circumstance is described in clause “(a)” or “(b)” of the definition thereof, with respect to the Specified Circumstance; (ii) with respect to the Bank of Japan; and (iii) in Section 10.01(c)), 10.02(a), 10.02(b), 10.02(d), 10.02(f) and 10.02(g) is satisfied or has been waived and the conditions set forth in Sections 10.01(b) with respect to the Bank of Japan and in 10.01(c) have been satisfied or waived or are capable of being satisfied, then Seller may, by providing written notice thereof to Buyer at or prior to 11:59 p.m. (New York time) on September 30, 2020, further extend the Outside Date to 11:59 p.m. (New York time) on December 30, 2020 and (y) if, as of 11:59 p.m. (New York time) on September 30, 2020, a Specified Circumstance exists, each of the conditions set forth in Sections 10.01 (other than: (i) if such Specified Circumstance is described in clause “(a)” or “(b)” of the definition thereof, with respect to a Specified Circumstance; (ii) in Section 10.01(b) with respect to the Bank of Japan; and (iii) in Section 10.01(c)), 10.03(a) and 10.03(b) is satisfied or has been waived and the conditions set forth in Sections 10.01(b) with respect to the Bank of Japan and in 10.01(c) have been satisfied or waived or are capable of being satisfied, then Buyer may, by providing written notice thereof to Seller at or prior to 11:59 p.m. (New York time) on September 30, 2020, further extend the Outside Date to 11:59 p.m. (New York time) on December 30, 2020;

(c)    by Seller or Buyer if consummation of the transactions contemplated hereby would violate any final, non-appealable order, decree or judgment of any court or Governmental Authority having competent jurisdiction; or

(d)    by Seller, if (i) all of the conditions set forth in Sections 10.01 and 10.02 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) and (ii) Buyer fails to consummate the Closing by the date the Closing is required to have occurred pursuant to Section 2.03(a);

provided that the right to terminate this Agreement pursuant to Section 12.01(b) shall not be available to any party whose breach (or, in the case of Seller, its breach or the Company’s breach) in any material respect of this Agreement has caused the applicable condition(s) not to be satisfied. The party desiring to terminate this Agreement pursuant to Section 12.01(b), Section 12.01(c) or Section 12.01(d) shall give five (5) Business Days’ prior written notice of such termination to each other party hereto.

Section 12.02    Effect of Termination.

(a)    Buyer agrees that if: (i) this Agreement is terminated by Buyer or Seller pursuant to Section 12.01(b) due to the failure to obtain any Buyer Required Consents (other than with respect to the Bank of Japan) or by Buyer or Seller pursuant to Section 12.01(c) as a result of a final, non-appealable order, decree or judgment prohibiting the consummation of the transactions contemplated by this Agreement under any applicable antitrust or other competition related law in the jurisdictions applicable to the Buyer Required Consents; (ii) any of the Buyer Required Consents (other than with respect to the Bank of Japan) has not been obtained; and (iii) as of the time of such termination, all of the conditions set forth in Sections 10.01 and 10.02 (other than the conditions set forth in Section 10.01(a) (solely with respect to antitrust laws in jurisdictions applicable to the Buyer Required Consents) and Section 10.01(b) (solely with respect to Buyer Required Consents) and other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived (provided that the conditions that by their terms are to be satisfied at the Closing would be satisfied as of the date of such termination if the Closing were to occur on the date of such termination), then Buyer shall pay or cause to be paid promptly (but in any event no later than five (5) Business Days after such termination) a fee in an amount equal to US$154,000,000 by wire transfer of immediately available funds to the bank account designated in writing by or on behalf of Seller. Notwithstanding anything herein to the contrary: (A) if such fee is payable by Buyer pursuant to this Section 12.02(a), it shall be a condition to Buyer’s right to terminate this Agreement under Section 12.01(b) or Section 12.01(c), as applicable, that Buyer contemporaneously pays such fee to Seller at the time of such termination by Buyer; and (B) no fee shall be payable under this Section 12.02(a) if each of the following shall have occurred: (w) Section 4.19 is or becomes untrue, (x) a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1986, as amended, (y) this Agreement is terminated pursuant to Section 12.01(b) or Section 12.01(c) and at the time of such termination, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1986, as amended, has not expired or been terminated, and (z) all of the Buyer Required Consents have been obtained.

(b)    If this Agreement is terminated as permitted by Section 12.01, except as provided in Section 12.02(a), such termination shall be without liability of any party (or any shareholder, Affiliate, director, statutory auditor, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that no such termination shall relieve any party hereto from any liability for any intentional breach of any representation, warranty or agreement contained herein prior to such termination. The provisions of Article 1, this Article 12, Article 13 and Article 14 shall survive any termination hereof pursuant to Section 12.01.

ARTICLE 13

CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS

Section 13.01    Confidentiality. The Non-Disclosure Agreement remains in full force and effect and the information provided by or on behalf of Seller, the Group Companies, the HKE Group or any of their Affiliates, agents, employees or professional advisors to Buyer or its Affiliates, agents, employees or professional advisors prior to the Closing shall be treated in accordance with, and governed by, the Non-Disclosure Agreement. If this Agreement is terminated prior to the Closing, the Non-Disclosure Agreement shall remain in full force and effect in accordance with its terms until terminated in accordance with its terms. Seller agrees that, from the Closing Date until the fifth anniversary of the Closing Date, Seller shall keep (and Seller shall use its commercially reasonable efforts to cause its representatives and Affiliates to keep and shall be responsible for any failure of such representatives or Affiliates to so keep) confidential all, and Seller shall not use (and Seller shall use its commercially reasonable efforts to cause its representatives and Affiliates not to use and shall be responsible for any such representative or Affiliate who so uses) any, confidential or proprietary information to the extent relating to the Group Companies or the Business (the “Confidential Information”); provided, however, that the information subject to the foregoing provision of this sentence will not include any information: (a) available to, or known by, the public (other than as a result of disclosure in violation hereof); (b) that was independently developed after the Closing by Seller, its Affiliates or its or their representatives without use or reference to the Confidential Information; (c) was in its or their possession before the disclosure of the applicable Confidential Information to it or them; or (d) is lawfully acquired by it or them from sources (other than the Group Companies or their representatives) which are not prohibited from disclosing such information by a contractual or fiduciary obligation; provided, further, that nothing in this Agreement shall be construed as limiting the ability of Seller, its Affiliates or its or their representatives from making any disclosures or uses of Confidential Information to the extent compelled or requested by any judicial or administrative process or as required by Applicable Law, in connection with the enforcement of any right or remedy relating to this Agreement or pursuant to Sellers’ compliance, auditing or document retention policies in the course of ordinary business.

Section 13.02    Public Announcements. Except as required by Applicable Law, each party hereto agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by or on behalf of it without the prior written consent of the other parties hereto, except if such statement is consistent with previous press releases, public disclosures or public statements made jointly by the parties or individually with the prior written consent of the other parties.

ARTICLE 14

MISCELLANEOUS

Section 14.01    Notices. All notices, requests and other communications to any party under this Agreement shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such facsimile or e-mail transmission is requested and received) and shall be given:

if to Buyer or to the Company after the Closing Date, to:

Applied Materials, Inc.

3050 Bowers Avenue, M/S 0105

P.O. Box 58039

Santa Clara, California, USA 95052-8039

Attention: Hussein Fawaz, Corporate Vice President, Mergers & Acquisitions

E-mail: hussein_fawaz@amat.com

Applied Materials, Inc.

3225 Oakmead Village Drive, M/S 1241

P.O. Box 58039

Santa Clara, California, USA 95054

Attention: Thomas F. Larkins, General Counsel

E-mail: tom_larkins@amat.com

with a copy (which shall not be deemed as a notice) to:

Hogan Lovells US LLP

4085 Campbell Avenue, Suite 100

Menlo Park, CA 94025

Attention: Keith A. Flaum

Facsimile: 1 (650) 463-4199

E-mail: keith.flaum@hoganlovells.com

if to the Company prior to the Closing Date, to:

KOKUSAI ELECTRIC CORPORATION

3-4, Kandakaji-cho, Chiyoda-ku,

Tokyo 101-0045, Japan

Attention: Legal Department, Corporate Management Division

Telephone: +81-(0)3-5297-8534

Facsimile No: +81-(0)3-3256-3072

and a copy (which shall not be deemed as a notice) to:

Simpson Thacher & Bartlett LLP

Ark Hills Sengokuyama Mori Tower, 41st Floor

9-10, Roppongi 1-chome

Minato-ku, Tokyo 106-0032

Japan

Attention: David Sneider, Esq.

Telephone: +81-(0)3-5562-6200

Facsimile No.: +81-(0)3-5562-6202

E-mail: dsneider@stblaw.com

if to Seller, to:

KKR HKE Investment L.P.

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

and a copy (which shall not be deemed as a notice) to:

Simpson Thacher & Bartlett LLP

Ark Hills Sengokuyama Mori Tower, 41st Floor

9-10, Roppongi 1-chome

Minato-ku, Tokyo 106-0032

Japan

Attention: David Sneider, Esq.

Telephone: +81-(0)3-5562-6200

Facsimile No.: +81-(0)3-5562-6202

E-mail: dsneider@stblaw.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 14.02    Amendments and Waivers.

(a)    Any provision of this Agreement may be amended by a written agreement signed by Seller and Buyer. Any provision of this Agreement may be waived if, (i) in the case of a waiver which is to be effective against Buyer, such waiver is in writing and is signed by Buyer, or (ii) in the case of a waiver which is to be effective against any other party, such waiver is in writing and is signed by Seller.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 14.03    Expenses.

(a)    Except as otherwise expressly provided in this Agreement, each of the parties shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby. For the avoidance of doubt, Buyer shall bear all filing fees and other costs and expenses incurred by Buyer (including the costs and expenses of legal counsel of Buyer) relating to obtaining the Buyer Required Consents.

(b)    Any payment to Seller under this Agreement shall be made without withholding or deduction of any Tax or other amount.

Section 14.04    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement, in whole or in part, without the prior written consent of each other party hereto, except that Buyer may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement, in whole or in part, to any of its Affiliates without the prior written consent of Seller as long as: (a) Buyer provides Seller with prior written notice of such assignment, delegation or transfer (including a copy of any and all documents to effect such assignment, delegation or transfer) a number of days prior to such assignment, delegation or transfer as Buyer determines acting reasonably and taking into account all circumstances; and (b) Buyer remains liable for any breach of any of the obligations so assigned, delegated or otherwise transferred to such Affiliate. Any attempted assignment, delegation or transfer in violation of this Section 14.04 shall be null and void.

Section 14.05    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.

Section 14.06    Dispute Resolution.

(a)    The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such Action, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby (i) irrevocably submits and consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and (ii) irrevocably waives and agrees not to assert by way of motion, defense or otherwise, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum or that such action or claim is not subject personally to the jurisdiction of any such court or that its property is exempt or immune from attachment or execution, or that the transactions contemplated hereby may not be enforced in or by any such court. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 14.01 shall be deemed effective service of process on such party.

(b)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.07    Counterparts; Third Party Beneficiaries. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. This Agreement may be executed by delivery of a facsimile or e-mail PDF copy of an executed signature page with the same force and effect as the delivery of an original executed signature page. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 14.08    Entire Agreement; Further Assurances. This Agreement (including the Schedules and Exhibits hereto) constitute the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. Seller and the Group Companies agree to (and to cause their Affiliates to) use commercially reasonably efforts to cooperate with Buyer, and to take such actions and execute such instruments, documents and agreements that may be reasonably requested by Buyer, to ensure that all assets, properties and rights that were intended to be transferred or made available to (or otherwise owned or exploitable by) the Group Companies in connection with the separation of the Business from Hitachi Kokusai and its Affiliates were so transferred, made available, owned or exploitable.

Section 14.09    Severability. If any provision of this Agreement or the application thereof under certain circumstances is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 14.10    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other parties hereto and to enforce specifically the terms and provisions of this Agreement (including each party’s obligations to perform its obligations under, and consummate the transactions contemplated by, this Agreement) in addition to any other remedy to which such party is entitled at law or in equity.

Section 14.11    Non-Recourse. Notwithstanding any other provision of this Agreement or any rights of the parties at law or in equity, in the event of any default or breach by Seller or the Company under this Agreement, the remedies of Buyer shall be restricted to enforcement of its rights against the property and assets of Seller or the Company, as applicable, and no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Company Related Party, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Applicable Law, for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 14.12    Disclosure Schedules. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Schedule; or (b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such information applies or is relevant to another representation or warranty, as applicable, in this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first set forth above.

APPLIED MATERIALS, INC.

By:	/s/ Prabu G. Raja
Name:	Prabu G. Raja
Title:	Sr. Vice President, Semiconductor Products Group

[Signature Page to Share Purchase Agreement]

KOKUSAI ELECTRIC CORPORATION

By:	/s/ Fumiyuki Kanai
Name:	Fumiyuki Kanai
Title:	Chief Executive Officer

[Signature Page to Share Purchase Agreement]

KKR HKE INVESTMENT L.P.
By:	KKR HKE Investment Limited, its general partner

By:	/s/ William J. Janetschek
Name:	William J. Janetschek
Title:	Director

[Signature Page to Share Purchase Agreement]